Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

By and Among

ATLAS PIPELINE MID-CONTINENT LLC,

ATLAS PIPELINE PARTNERS, L.P.,

ENBRIDGE PIPELINES (TEXAS GATHERING) L.P.

AND

ENBRIDGE ENERGY PARTNERS, L.P.

July 27, 2010

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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Exhibits

Exhibit A	Form of Assignment
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Lien Release – Senior Secured Credit Facility
Exhibit D	Form of Officer’s Certificate – 2005 Indenture
Exhibit E	Form of Officer’s Certificate – 2008 Indenture

Schedules

Schedule 1.1(a)	Seller Knowledge
Schedule 1.1(b)	Buyer Knowledge
Schedule 1.1(c)	Contested Obligations
Schedule 1.1(d)	Permitted Liens
Schedule 1.1(e)	Third Party Confidentiality Agreement
Schedule 3.4	Seller’s Conflicts
Schedule 3.5(a)	Violations
Schedule 3.5(a)(i)	Certain Business Permits
Schedule 3.5(b)	Approvals and Consents
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	Financial Statement Exceptions
Schedule 3.7(b)	Adverse Changes
Schedule 3.8	Litigation
Schedule 3.9(a)	Material Properties
Schedule 3.9(b)	Exceptions to Easements
Schedule 3.10	Exceptions to Intellectual Property
Schedule 3.11(a)	Material Contracts
Schedule 3.11(b)	Material Contracts Exceptions
Schedule 3.12	Environmental Law – Violations, Investigations and Orders
Schedule 3.13	Tax Matters
Schedule 3.14	Seller’s Security
Schedule 3.16	Insurance
Schedule 3.17(b)	Officers, Directors and Managers
Schedule 3.17(c)	Subject Employees (Including Field and Office Employees Identification)
Schedule 3.17(e)	Seller Benefit Plans
Schedule 3.18	Bank Accounts
Schedule 4.3	Buyer’s Conflicts
Schedule 5.1(g)	Approved Capital Expenditures
Schedule 5.1(h)	Approved Settlements
Schedule 5.1(k)	Approved Material Contracts
Schedule 5.14(d)	Termination Costs
Schedule 5.17	Excluded Assets
Schedule 5.2	Buyer’s Assets
Schedule 6.1(b)	Buyer’s Required Third-Party Consents
Schedule 6.2(b)	Seller’s Required Third-Party Consents

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of this 27th day of July, 2010, is entered into by and among Atlas Pipeline Mid-Continent LLC, a Delaware limited liability company (“Seller”), and Enbridge Pipelines (Texas Gathering) L.P., a Delaware limited partnership (“Buyer”), and, solely for the purposes of Section 8.19, Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Seller Parent”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“Buyer Parent”).

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding membership interests of Elk City Oklahoma GP, LLC, a Delaware limited liability company (“Elk City GP”);

WHEREAS, Elk City GP owns, beneficially and of record, a 0.1% general partnership interest in Elk City Oklahoma Pipeline, L.P., a Texas limited partnership (the “Partnership”), and Seller owns, beneficially and of record, a 99.9% limited partnership interest in the Partnership;

WHEREAS, the Partnership owns, beneficially and of record, all of the issued and outstanding membership interests in ECOP Gas Company, LLC, a Delaware limited liability company (“ECOP,” and together with the Partnership and Elk City GP, the “Elk City Entities”);

WHEREAS, the Partnership owns (directly and indirectly through ECOP) and operates midstream natural gas assets in Oklahoma and Texas, including a natural gas gathering system for the provision of natural gas gathering services, processing and treating facilities and associated equipment and systems (collectively, the “Elk City Business”); and

WHEREAS, Buyer desires to acquire the Elk City Business by purchasing all of the issued and outstanding limited partnership interests of the Partnership and membership interests of Elk City GP owned by Seller (the “Equity Interests”), and Seller desires to sell and deliver to Buyer all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement as well as such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following respective meanings when used herein with initial capital letters:

“2005 Indenture” means that certain Indenture dated as of December 20, 2005, among Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corp., as “Issuers”, Atlas Pipeline Operating Partnership, LP et al., as “Subsidiary Guarantors”, and Wachovia Bank, National Association, as “Trustee”, as amended and supplemented.

“2008 Indenture” means that certain Indenture dated as of June 27, 2008, among Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corporation, as “Issuers”, Atlas Pipeline Ohio, LLC et al., as “Subsidiary Guarantors”, and U.S. Bank National Association, as “Trustee”, as amended and supplemented.

“Accountant” has the meaning set forth in Section 2.4(e)(i).

“Acquisition Proposal” means any proposal or offer by a third party for (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions (whether related or unrelated) in which any issued and outstanding equity interests of any of the Elk City Entities, either directly or indirectly, or all or a material portion of the assets of any of the Elk City Entities would be acquired by any third party, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of any of the Elk City Entities, in a single transaction or series of transactions (whether related or unrelated), or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that none of the following shall be deemed to be an “Acquisition Proposal”: (A) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions (whether related or unrelated) that constitutes a change of control of Seller Parent or Atlas Energy, Inc. or any sale by Seller Parent or Atlas Energy, Inc. of all or substantially all of its assets; or (B) any sale, exchange, transfer or other disposition of assets of Seller Parent or Atlas Energy, Inc. in which the Equity Interests do not represent more than 50% of the total net book value of the assets being transferred in a single transaction, so long as any such transaction does not result in the derogation of Buyer’s rights under this Agreement, nor prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For the purposes of this definition, “control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means any of the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose of monopolization or restraint of trade.

“Assets” means and includes all assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the Elk City Entities, whether real, personal, tangible or intangible, other than the Excluded Assets.

“Assignment” has the meaning set forth in Section 2.2(b)(ii).

“Beneficiary” has the meaning set forth in Section 8.19(a).

“Business Day” means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Business Permits” has the meaning set forth in Section 3.5(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” means all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA and all other employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, vacation policies, and other compensation or benefit plans, agreements and arrangements that are maintained or contributed to by Buyer or its ERISA Affiliate(s) or with respect to which Buyer or any ERISA Affiliate of Buyer may have any liability, contingent or otherwise.

“Buyer Employer” has the meaning set forth in Section 5.14(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Buyer Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in, or reasonably could be expected to result in, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

“Buyer Obligations” has the meaning set forth in Section 8.19(a).

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Protected Information” has the meaning set forth in Section 5.13(a).

“Buyer Representatives” has the meaning set forth in Section 5.7(a).

“Cap Amount” has the meaning set forth in Section 7.3(a).

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are permitted or required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any date will be the capitalized amount thereof at such date determined in accordance with GAAP.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(c).

“Closing Date Working Capital” has the meaning set forth in Section 2.4(c).

“Closing Estimate” has the meaning set forth in Section 2.4(b).

“Closing Statement” has the meaning set forth in Section 2.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 25, 2009, between Seller and Buyer, as amended by the Amendment to Confidentiality Agreement, dated June 2, 2010, between Seller and Buyer.

“Current Assets” means and includes, on the date of determination, all cash, cash equivalents, short-term investments, any accounts receivable and accrued revenue associated with accounts receivable, and other current assets of the Elk City Entities, in each case determined in accordance with GAAP, and any in-kind imbalance assets shall be valued at an appropriate index which represents the current market value of such imbalances; provided that, as used in this Agreement, Current Assets shall not include income Tax assets, margin receivables or any imbalances arising out of the operating balancing agreements described in item 19 on Schedule 5.17.

“Current Liabilities” means and includes, on the date of determination, all accounts payable and accrued expenses associated with accounts payable and liabilities of the Elk City Entities, in each case determined in accordance with GAAP, and any in-kind imbalance liabilities shall be valued at an appropriate index which represents the current market value of such imbalances; provided that, as used in this Agreement, Current Liabilities shall not include income Tax liabilities, margin payables or any imbalances arising out of the operating balancing agreements described in item 19 on Schedule 5.17.

“Damages” has the meaning set forth in Section 7.3(a).

“Deductible Amount” has the meaning set forth in Section 7.3(a).

“Disregarded Entity” has the meaning set forth in Section 3.13.

“Dispute Notice” has the meaning set forth in Section 2.4(d).

“DOJ” has the meaning set forth in Section 5.3(a).

“Easements” has the meaning set forth in Section 3.9(b).

“ECOP” has the meaning set forth in the third WHEREAS clause of this Agreement.

“Elk City Business” has the meaning set forth in the fourth WHEREAS clause of this Agreement.

“Elk City Confidential Information” has the meaning set forth in Section 5.13(b).

“Elk City Documents” has the meaning set forth in Section 5.11(a).

“Elk City Entities” has the meaning set forth in the third WHEREAS clause of this Agreement.

“Elk City GP” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Employee Liabilities” means, except as specified in Section 5.14(e):

(a) any liabilities or obligations of Seller or any of its Affiliates, to current or former employees of Seller or any of its Affiliates or their spouses, dependents or beneficiaries arising on or prior to the Closing, and any liabilities or obligations related to or arising under any Seller Benefit Plan, including, without limitation, any Liability under any express or implied contract or for wages, bonuses or commissions, or severance benefits (other than those Termination Costs that Buyer is obligated to reimburse and those severance benefits that Buyer is obligated to pay with respect to a Field Employee or Transferred Employee, in each case, pursuant to Section 5.14(d));

(b) any Liabilities in respect of, associated with or arising from the termination of employment of any Subject Employee who does not become a Transferred Employee; and

(c) any obligation on the part of Seller or its Affiliates to comply with the WARN Act or any similar state or local statute.

“Environmental Laws” means any and all applicable Laws of any Governmental Authority pertaining to pollution or protection of the environment currently in effect in any and all jurisdictions in which any of the Elk City Entities’ facilities are located or in which any of their operations are conducted, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and any Laws pertaining to the handling, transportation or storage of wastes or other substances (including hazardous substances) governed by Environmental Laws or the use, maintenance, and closure of surface impoundments, as that term is defined under RCRA. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the respective meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the respective meanings specified in RCRA; provided, however, that to the extent the Laws of the jurisdiction in which the property is located or the operations are conducted establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

“Equity Interests” has the meaning set forth in the fifth WHEREAS clause of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other trade or business (whether or not incorporated) (i) which is under common control, within the meaning of Section 4001(b)(1) of ERISA, with such Person or (ii) which together with such Person is treated as a single employer under Section 414(t) of the Code.

“Excluded Assets” has the meaning set forth in Section 5.17.

“Field Employees” has the meaning set forth in Section 3.17(c).

“Final Closing Statement” has the meaning set forth in Section 2.4(e)(iv).

“Final Purchase Price” has the meaning set forth in Section 2.1.

“Final Settlement Date” has the meaning set forth in Section 2.4(d).

“FTC” has the meaning set forth in Section 5.3(a).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Gas Gathering and Processing Agreement” has the meaning set forth in Section 2.2(b)(iv).

“Governmental Authorities” means any federal, state, municipal, local, foreign or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Guarantor” has the meaning set forth in Section 8.19(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including all principal, interest, premiums, fees, expenses, overdrafts, and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, (ii) all obligations of such Person evidenced by mortgages, bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any property or assets of such Person, (viii) all Capital Lease Obligations of such Person, (ix) all net payments that such Person would have to make in the event of an early termination, on the date indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate commodity or other hedging arrangements, (x) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligations or guarantees, (xi) any off-balance sheet financing (but excluding all operating leases that are not Capital Lease Obligations), (xii) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of a Person, and (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Initial Adjustment” has the meaning set forth in Section 2.4(b).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including: (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Knowledge” means (a) with respect to Seller, the actual knowledge of any of the persons listed on Schedule 1.1(a), and (b) with respect to Buyer, the actual knowledge of any of the persons listed on Schedule 1.1(b).

“Law” means any federal, state, county, city, municipal, foreign or other government statute, law, rule, regulation, ordinance, Order, code or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under common law.

“Liabilities” or “Liability” has the meaning set forth in Section 3.7(a).

“Lien” means with respect to any interest, property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, warrant, preemptive purchase right, easement, encumbrance or security interest in respect of such interest, property or asset.

“Material Adverse Effect” means, with respect to the Elk City Entities, any state of facts, circumstance, change, development, event, occurrence, condition, or effect that is or could reasonably be expected to be materially adverse to the Elk City Business, the Assets or to the financial condition, results of operations or operations of the Elk City Entities, taken as a whole, or on the ability of the Seller or Seller Parent to complete the transactions contemplated herein; provided, however, that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably expected to be, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions in the industries or markets in which any of the Elk City Entities operate (including changes in commodity prices), (ii) national or international political, social or economic conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, (iii) financial, debt, credit, or securities markets (including any disruption thereof) in the United States or elsewhere, (iv) changes in GAAP or any other accounting principles applicable to the Elk City Entities, or the interpretation thereof, (v) changes in Laws, or the interpretation thereof, (vi) the performance, announcement or consummation of this Agreement and the transactions contemplated hereby, unless the performance of this Agreement would otherwise cause Seller or any of the Elk City Entities to breach any Material Contract, Law or representation or warranty under this Agreement or (vii) the taking of any action (or omitting to take any action) contemplated by any of the Transaction Documents or the taking of any action (or omitting to take any action) that Buyer has requested in writing or to which Buyer has consented in writing, unless the execution, delivery and performance of the Transaction Documents would otherwise cause any of the Elk City Entities to breach any Material Contract, Law or representation or warranty under this Agreement; and (b) any adverse change in or effect on the Elk City Business that is cured by any of the Elk City Entities, Seller or Seller Parent, as applicable, to the reasonable satisfaction of Buyer and at no cost, expense or burden to any Elk City Entity prior to the Closing. Buyer shall have the burden of proof with respect to whether a Material Adverse Effect has occurred.

“Material Contracts” means any of the following (whether written or oral and including any amendments or modifications thereto): (a) any partnership, joint venture or other similar contract or agreement involving a sharing of profits, losses, costs or liabilities, other than the formation documents of any of the Elk City Entities, or any contract or agreement relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of shares, sale of interests, sale of assets or otherwise) of any of the Elk City Entities or any natural gas pipeline interconnection agreement, (b) any contract or agreement that limits the freedom of any of the Elk City Entities to compete in any line of business or geographic area or with any Person, (c) any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual or other performance extended by Seller or any of the Elk City Entities that would reasonably be expected to result in a liability to any of the Elk City Entities of more than $100,000, (d) any swap, option, hedge, futures or similar instrument, contract or agreement involving natural gas or other commodity trading of the Elk City Business or involving any Elk City Entity or burdening any of the Assets, (e) each natural gas transportation, processing, treating and gathering services contract or agreement and each natural gas purchase and sale contract or agreement that is currently in effect, in each case that individually provides for annual payments or revenues to any of the Elk City Entities in excess of $1,000,000, (f) any contract or agreement, the termination of which or the failure of which to be renewed, would reasonably be expected, individually or in the aggregate, to be material to the Elk City Business, (g) any contract or agreement that would prevent the consummation of the transactions contemplated by this Agreement, compliance by the Seller with the terms, conditions and provisions hereof or the continued operation of the Elk City Business after the Closing Date on substantially the same basis as historically operated, (h) any contract or agreement involving a remaining commitment to pay capital expenditures in excess of $250,000 in any single calendar year or $1,000,000 in the aggregate, (i) each contract or agreement for lease of personal property or real property or lease of pipeline capacity involving aggregate payments in excess of $250,000 in 2010 or in any single future calendar year, (j) each contract or agreement between Seller or an Affiliate of Seller (other than an Elk City Entity), on the one hand, and an Elk City Entity, on the other hand, (k) any contract or agreement evidencing Indebtedness of any Elk City Entity, (l) any contract or agreement that grants to any Person any right of first refusal, right of first offer or participation right with respect to any of the Assets or in any future business, business opportunity or expansion, (m) documents granting any power of attorney with respect to the material affairs of any Elk City Entity, or (n) except for contracts or agreements of the nature described in clauses (a) through (m) above, any contract or agreement involving aggregate payments by or to any of the Elk City Entities in excess of $1,000,000 in any calendar year ending after the date of this Agreement that cannot be terminated by such of the Elk City Entities that is party thereto upon 60 days or less notice without payment penalty; provided, however, that the term “Material Contracts” shall not include any Easements.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or Buyer Material Adverse Effect, as applicable.

“Matter” means any state of facts, circumstances, change, development, event, occurrence, condition or effect.

“Multiemployer Plan” means a Seller Benefit Plan that is a multiemployer plan as defined in Section 3(37) of ERISA.

“Obligations” has the meaning set forth in Section 8.19(a).

“Obligor” has the meaning set forth in Section 8.19(a)

“Office Employees” has the meaning set forth in Section 3.17(c).

“Order” means any judgment, injunction order, ruling, award, decree, writ or order that is issued by a Governmental Authority.

“Parties” means Seller, Seller Parent, Buyer and Buyer Parent, and “Party” means any of them individually.

“Partnership” has the meaning set forth in the second WHEREAS clause of this Agreement.

“Permitted Lien” means (i) Liens for Taxes, assessments or other similar governmental charges that are not yet due and payable as of the Closing Date and that are (A) fully and properly reserved for in the Elk City Entities’ respective consolidated balance sheets as of the Statement Date or (B) if not so reserved, are being contested in good faith by appropriate proceedings and are disclosed on Schedule 1.1(c); (ii) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the ordinary course of business in respect of obligations that are not due and payable or are being contested in good faith and are disclosed on Schedule 1.1(c); (iii) any Lien arising under any original purchase price conditional sales contract or equipment lease that is not related to Indebtedness; (iv) all Easements, covenants, conditions or restrictions that do not, individually or in the aggregate, interfere in any material respect with the value, operation or ownership of the Assets, business and operations of the Elk City Entity to which they relate; (v) current zoning and subdivision Laws applicable to the Elk City Business and the real property related thereto; (vi) the express terms and conditions of any Material Contract listed on Schedule 3.11(a); (vii) any pledge or deposit to secure any obligation under any workers or unemployment compensation Law or similar legislation or to secure any public or statutory obligation; and (viii) any Lien that will be and is released on or prior to the Closing which is listed on Schedule 1.1(d).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any Governmental Authority.

“Post-Closing Tax Period” means the portion of any Straddle Tax Period that is not included in a Pre-Closing Tax Period and any Tax period ending after the Closing Date that is not a Straddle Tax Period.

“Pre-Closing Tax Period” means any Prior Tax Period and the portion of any Straddle Tax Period that ends on the Closing Date.

“Prior Tax Period” means any Tax period that ends on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.1.

“Qualified Representation” means any representation or warranty in this Agreement that is qualified by any Materiality Qualifier.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Retention Period” has the meaning set forth in Section 5.11(b).

“Second Request” has the meaning set forth in Section 5.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Approvals” has the meaning set forth in Section 6.2(b).

“Seller Benefit Plans” means all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of ERISA and all other employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, vacation policies, and other compensation or benefit plans, agreements and arrangements that are maintained or contributed to by Seller or its ERISA Affiliate(s) or with respect to which Seller or any ERISA Affiliate of Seller may have any liability, contingent or otherwise.

“Seller Fundamental Representations” has the meaning set forth in Section 7.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(b).

“Seller Marks” has the meaning set forth in Section 5.10.

“Seller Obligations” has the meaning set forth in Section 8.19(a).

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Representatives” has the meaning set forth in Section 5.7(a).

“Seller’s Security” has the meaning set forth in Section 3.14.

“Senior Secured Credit Facility” means the Revolving Credit and Term Loan Agreement and the Loan Documents (as defined therein), as amended, by and among Atlas Pipeline Partners, L.P. and Wachovia Bank, N.A. as Administrative Agent to the lending parties thereto, among others, dated as of July 27, 2007.

“Statement Date” has the meaning set forth in Section 3.7(a).

“Straddle Tax Period” means any Tax period that includes but does not end on the Closing Date.

“Subject Employees” has the meaning set forth in Section 3.17(c).

“Subsidiary” means, with respect to a specified Person, (a) in the case of a corporation or limited liability company, 50% or more of the securities, the holders of which are regularly entitled to vote for the election of directors or managers, is owned directly or indirectly by such Person, or (b) in the case of a trust, partnership or other Person, a trust, partnership or Person of which such specified Person owns directly or indirectly 50% or more of the beneficial interest or equity.

“Taxes” means (a) any federal, state, local or foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty, escheat obligations and any other tax, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, or like assessment, together with any interest, fine or penalty thereon, addition to tax, additional amount, penalty, deficiency or assessment; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any obligation to indemnify any other Person under any agreement or arrangement with any other Person with respect to such item; or (d) any successor liability for the payment of any item described in clause (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means any report, statement, form, return, election, schedule or other document or information required to be supplied to a Governmental Authority in connection with Taxes, including any amendment or supplement thereto.

“Terminating Field Employee” has the meaning set forth in Section 5.14(d).

“Termination Costs” has the meaning set forth in Section 5.14(d).

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Third Party Claim Notice” has the meaning set forth in Section 7.4(b).

“Third Party Confidentiality Agreement” means the confidentiality agreement described on Schedule 1.1(e).

“Third Party Purchaser” means Seller’s counterparty to the Third Party Confidentiality Agreement.

“Transaction Documents” means, collectively, this Agreement, the Assignment, the Transition Services Agreement, the Gathering and/or Processing Agreement, and all other documents delivered at the Closing pursuant to any of these agreements.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“Transferred Employee” has the meaning set forth in Section 5.14(a).

“Transition Services Agreement” has the meaning set forth in Section 2.2(b)(iii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Adjustment” has the meaning set forth in Section 2.4(a).

1.2 Certain Interpretive Matters. Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits or Schedules are to the Sections, Articles, Exhibits or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (d) words in the singular include the plural and vice versa, (e) the pronoun “his” refers to the masculine, feminine and neuter, (f) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (g) the term “including” means “including without limitation,” (h) the term “made available to Buyer” and words of similar import means that the relevant documents, instruments or materials were either provided or made available for review directly to Buyer through its representatives or posted and made available to Buyer for review in the Project Cedar virtual data room located at https://bdr128610.bownesmartroom.com/Default.aspx on or prior to the date that is at least one Business Day prior to the date of this Agreement, and (i) with respect to the Elk City Entities, the term “ordinary course of business” will be deemed to refer to the conduct of the Elk City Business in a manner consistent with the ordinary course of business of the Elk City Entities consistent with past custom and practice. All references to $ or dollar amounts will be to lawful currency of the United States. To the extent the term “day” or “days” is used, it will mean calendar days. A Material Adverse Effect will be considered to exist with respect to one or more Matters that are the subject of a Qualified Representation if the existence of such Matters, when taken as a whole and considered in the aggregate with the existence of all other Matters that are the subject of all other Qualified Representations, would have or result in, or would reasonably be expected to have or result in, a Material Adverse Effect. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

1.3 Disclosure Schedules. Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person.

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING

2.1 Purchase and Sale of Equity Interests. Seller and Buyer hereby agree that upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Equity Interests, free and clear of all Liens other than transfer restrictions imposed on the Equity Interests pursuant to applicable securities Laws, for a purchase price equal to $682,000,000 (the “Purchase Price”), as such amount may be finally adjusted in accordance with Section 2.4 (the “Final Purchase Price”). BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THE LIMITATIONS ON, AND DISCLAIMERS OF, WARRANTIES AND REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE EQUITY INTERESTS.

2.2 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 717 Texas, Suite 3300, Houston, Texas 77002-2712, on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI, or such other mutually agreeable date and time (the date on which the Closing occurs, the “Closing Date”).

(b) Seller’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(i) a certificate duly executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in Section 6.1(a)(iii);

(ii) a duly executed assignment of the Equity Interests, in substantially the form attached to this Agreement as Exhibit A (the “Assignment”);

(iii) a duly executed counterpart of the Transition Services Agreement, in substantially the form attached to this Agreement as Exhibit B (the “Transition Services Agreement”);

(iv) a duly executed counterpart of the Gas Gathering and Processing Agreement (the “Gas Gathering and Processing Agreement”) contemplated by that certain Letter Agreement, dated July 27, 2010, by and between Atlas Pipeline Mid-Continent WestOk, LLC and Buyer;

(v) a certificate executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations certifying that the Person owning the Equity Interests for federal income tax purposes is not a foreign person and not itself a disregarded entity;

(vi) the certificates, if any, duly endorsed or accompanied by transfer powers, representing the Equity Interests;

(vii) evidence of receipt of the Seller Approvals; and

(viii) all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement.

(c) Buyer’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver the following to Seller:

(i) a certificate duly executed by a duly authorized officer of the general partner of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Section 6.2(a)(iii);

(ii) a duly executed counterpart of the Assignment;

(iii) a duly executed counterpart of the Transition Services Agreement;

(iv) a duly executed counterpart of the Gas Gathering and Processing Agreement;

(v) an amount equal to the amount of cash collateral comprising any portion of Seller’s Security listed in Schedule 3.14 as of the Closing Date, by wire transfer of immediately available funds to an account designated by Seller to Buyer;

(vi) the Purchase Price as adjusted by the Closing Estimate by direct bank deposit or wire transfer in same day funds to the account(s) designated by Seller; and

(vii) all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement.

2.3 Pre-Closing Distributions. At any time and from time to time prior to the Closing, including on the Closing Date, Seller may cause any of the Elk City Entities to distribute all or any portion of the cash held by any of the Elk City Entities to Seller (so long as any such distribution does not result in a breach by Seller of Section 5.1(a)), so as to reduce the Working Capital of the Elk City Entities on the Closing Date to zero or as close thereto as is reasonably practicable.

2.4 Purchase Price Adjustments.

(a) The Purchase Price shall be increased on a dollar for dollar basis to the extent that the Working Capital as of the Closing Date is greater than zero or decreased on a dollar for dollar basis to the extent that the Working Capital as of the Closing Date is less than zero (the “Working Capital Adjustment”).

(b) No less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer in writing its good faith estimate of the Working Capital Adjustment (the “Initial Adjustment”), together with its calculation of the Working Capital Adjustment in reasonable detail and supporting documentation and other data as is reasonably necessary to provide substantiation thereof (the “Closing Estimate”), and the Purchase Price shall be adjusted at the Closing based upon such Closing Estimate.

(c) On or before the date that is 90 days after the Closing Date, Seller shall prepare and deliver to Buyer (i) a closing consolidated balance sheet of the Elk City Entities (the “Closing Date Balance Sheet”) reflecting the Working Capital as of the Closing Date (the “Closing Date Working Capital”) and (ii) a statement (a “Closing

Statement”) setting forth (A) a calculation of the Working Capital Adjustment, and (B) the Final Purchase Price (which shall take into account the Initial Adjustment made at the Closing pursuant to the Closing Estimate), each of which are to be prepared in accordance with GAAP. Buyer shall reasonably cooperate with Seller in the preparation of the Closing Statement and provide to Seller such data and information as Seller may reasonably request in connection therewith.

(d) The Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following delivery thereof by Seller unless Buyer gives written notice of its bona fide disagreement (“Dispute Notice”) to Seller prior to such date, in which case such Closing Statement (as revised in accordance with Section 2.4(e), if applicable) shall become final and binding on the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Dispute Notice and (ii) the date upon which the Final Closing Statement is issued by the Accountant. Any Dispute Notice shall specify in reasonable detail the item, dollar amount, and basis of any disagreement asserted together with supporting documentation and other data as is reasonably necessary to provide substantiation thereof.

(e) Closing Statement Dispute Resolution.

(i) During the 30 days following the date upon which Seller receives a Dispute Notice, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. If at the end of such 30-day period (or earlier by mutual agreement) Buyer and Seller have not reached agreement on all such matters, Buyer and Seller may mutually agree to extend the time to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. In the absence of any such extension or upon the termination of any such extension without any additional extensions, the matters that remain in dispute may be submitted by either Party to Deloitte & Touche LLP (or, if Deloitte & Touche LLP is not willing or able to serve in such capacity, a nationally recognized independent accounting firm agreed to by the Parties in writing) (the “Accountant”) for review and resolution.

(ii) Not more than 15 days after either Party has submitted such remaining disputed matters to the Accountant for resolution, each Party shall submit to the Accountant any supporting materials and calculations with regard to any amounts in dispute in the Closing Statement. The Accountant shall render a decision resolving the matters within 30 days thereafter, unless the Parties reach prior agreement and withdraw the dispute from the Accountant. At the time the Accountant renders its decision, it shall provide a written statement of findings and conclusions regarding the Closing Statement and any disputed amounts set forth therein and shall issue a Final Closing Statement reflecting such decisions.

(iii) The decision of the Accountant shall be final and binding on the Parties. The fees and expenses of the Accountant shall be borne equally by Buyer and Seller. The fees and disbursements of Seller’s independent advisors incurred in connection with the Closing Statement shall be borne by Seller, and the fees and disbursements of Buyer’s independent advisors incurred in connection with the Closing Statement shall be borne by Buyer.

(iv) As used in this Agreement, the term “Final Closing Statement” shall mean the Closing Statement issued by Seller or, if different, the Closing Statement agreed to by Buyer and Seller or issued by the Accountant.

(f) Not later than 10 days after the Final Settlement Date, (i) if the total of the Working Capital Adjustment set forth on the Final Closing Statement is greater than the total of the Initial Adjustment, Buyer shall pay by wire transfer of immediately available funds to the account or accounts specified by Seller such difference, together with interest at an annual rate equal to the prime rate published in The Wall Street Journal on such date plus 2% calculated from, but not including, the Closing Date until, and including, the date on which paid or (ii) if the total of the Working Capital Adjustment set forth on the Final Closing Statement is less than the total of the Initial Adjustment, Seller shall pay by wire transfer in immediately available funds, to the account or accounts specified by Buyer such difference, together with interest at an annual rate equal to the prime rate published in The Wall Street Journal on such date plus 2% calculated from, but not including, the Closing Date until, and including, the date on which paid.

2.5 Actions. All actions that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no action will be deemed taken nor any document executed and delivered until all such actions have been taken, and all such documents have been executed and delivered.

2.6 Purchase Price Allocation. The Parties acknowledge and agree that the purchase and sale of the Equity Interests pursuant to this Agreement will be treated as a purchase and sale of the Assets for federal income Tax purposes (and for purposes of any applicable state Taxes that follow the federal income Tax treatment). Not later than the later of (i) 120 days after the Closing Date, and (ii) 45 days after the Closing Statement becomes final and binding pursuant to Section 2.4, Buyer shall determine in consultation with Seller and deliver to Seller an allocation of the consideration paid (or treated as paid for federal income Tax purposes) for the Assets among the Assets in accordance with Section 1060 of the Code. Except with respect to any payments of interest under Section 2.4(f) and as otherwise required by Law, any payments from one Party to the other under this Agreement after the Closing Date shall be treated as an adjustment to the consideration paid for the Assets for federal income Tax purposes, and Buyer shall revise the allocation described previously as appropriate and deliver the revised allocation to Seller. If the Parties cannot agree on either the initial allocation or any adjusted allocation within 30 days of the provision of such allocation, the Parties will resolve the dispute in accordance with Section 2.4(e). The Parties agree to file all Tax Returns consistent with such original or any revised allocation and not to take any position inconsistent therewith, except as required by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby makes the representations and warranties to Buyer set forth in this Article III.

3.1 Organization and Qualification.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its property and assets as currently owned, leased and operated.

(b) Elk City GP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its property and assets as currently owned, leased and operated.

(c) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite limited partnership power and authority to own, lease and operate its property and assets as currently owned, leased and operated.

(d) ECOP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its property and assets as currently owned, leased and operated.

(e) Each of the Elk City Entities is qualified or licensed to do business as a foreign limited liability company or limited partnership, as applicable, and is in good standing, in each jurisdiction in which ownership of property or the conduct of the Elk City Business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing will not have a Material Adverse Effect.

3.2 Capitalization.

(a) Seller owns all of the Equity Interests, and such Equity Interests constitute all of the issued and outstanding equity interests of the Elk City Entities. The Equity Interests have been duly and validly issued and are fully paid, and are owned by Seller, free and clear of all Liens, other than (i) transfer restrictions imposed on the Equity Interests pursuant to applicable securities Laws and (ii) Liens under the Senior Secured Credit Facility, which Liens under the Senior Secured Credit Facility will be released at or prior to the Closing. Assuming (A) the transactions contemplated by this Agreement are consummated in accordance with the express terms and conditions of this Agreement, and (B) Buyer does not assign, convey, encumber, pledge, or otherwise transfer any of its rights or interests in this Agreement to any other Person, at the Closing, Buyer will obtain ownership of all of the issued and outstanding membership interests in Elk City GP and, directly and indirectly, all of the issued and outstanding partnership interests in the Partnership and all of the issued and outstanding membership interests of ECOP.

(b) Seller owns all of the issued and outstanding membership interests of Elk City GP, which membership interests constitute all of the issued and outstanding equity interests of Elk City GP, and such membership interests have been duly and validly issued and are fully paid, and are owned by Seller, free and clear of all Liens, other than (i) transfer restrictions imposed on such membership interests pursuant to applicable securities Laws and (ii) Liens under the Senior Secured Credit Facility, which Liens under the Senior Secured Credit Facility will be released at or prior to the Closing.

(c) Elk City GP owns a 0.1% general partnership interest in the Partnership, and Seller owns a 99.9% limited partnership interest in the Partnership, which partnership interests collectively constitute all of the issued and outstanding equity interests of the Partnership, and such partnership interests have been duly and validly issued and are fully paid, and held by Elk City GP and Seller, free and clear of all Liens, other than (i) transfer restrictions imposed on such partnership interests pursuant to applicable securities Laws and (ii) Liens under the Senior Secured Credit Facility, which Liens under the Senior Secured Credit Facility will be released at or prior to the Closing.

(d) The Partnership owns all of the issued and outstanding membership interests of ECOP, which membership interests constitute all of the issued and outstanding membership interests of ECOP, and such membership interests have been duly and validly issued and are fully paid, and are owned by the Partnership, free and clear of all Liens, other than (i) transfer restrictions imposed on such membership interests pursuant to applicable securities Laws and (ii) Liens under the Senior Secured Credit Facility, which Liens under the Senior Secured Credit Facility will be released at or prior to the Closing.

(e) There are no outstanding (i) securities convertible into or exchangeable for the equity interests of any of the Elk City Entities, (ii) options, warrants, or other rights to purchase or subscribe for the equity interests of any of the Elk City Entities, (iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any equity interest in any of the Elk City Entities or any such convertible or exchangeable securities or any such options, warrants, or rights, pursuant to which Seller or its property is subject or bound, or (iv) interests of any Person that would dilute the interests of Seller in any of the Elk City Entities.

(f) Neither Seller nor any of the Elk City Entities has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of the Equity Interests or to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. Except for this Agreement, there is no voting trust or agreement, operating agreement, partnership agreement, pledge agreement, buy-sell agreement, agreement with any employee of any of the Elk City Entities, right of first refusal, preemptive right, or proxy relating to any equity securities or securities convertible into the equity securities of any of the Elk City Entities. Except as set forth in this Section 3.2, none of the Elk City Entities has any Subsidiaries and none of the Elk City Entities owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.

3.3 Authority. Seller has all requisite limited liability company authority and power to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all required limited liability company action on the part of Seller, and no other proceedings on the part of Seller, including all required limited liability company approvals of Seller, are necessary to authorize the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by Seller, and, assuming the Transaction Documents are duly authorized, executed and delivered by Buyer, the Transaction Documents shall constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers.

3.4 No Conflicts. Except as set forth on Schedule 3.4, neither the execution and delivery of the Transaction Documents by Seller nor the consummation of the transactions contemplated by the Transaction Documents by Seller do or will: (a) violate any provision of the limited liability company operating agreement, limited partnership agreement or any other constituent document of Seller or any of the Elk City Entities; (b) require the consent, waiver, authorization, filing with, notification to or approval of any Governmental Authority; (c) result in a material violation or breach of, or termination of, or constitute a material default under (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay), any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, Material Contract, Business Permit, or other instrument or obligation to which Seller or any of the Elk City Entities is a party or by which Seller or any of the Elk City Entities, or any of their respective properties or assets may be bound or give rise to any Lien; or (d) violate in any material respect any Law applicable to Seller or any of the Elk City Entities, or by which any of their respective properties or assets may be bound.

3.5 Compliance with Law.

(a) Except as set forth on Schedule 3.5(a) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller and each of the Elk City Entities has complied with all applicable Laws. Each of the Elk City Entities has all permits, licenses, franchises, variances, exemptions, Orders, certifications, memberships, consents, or approvals that are necessary to conduct the Elk City Business as currently conducted (collectively, the “Business Permits”), a true and correct copy of each of which has been made available to Buyer for review, and each such Business Permit is in full force and effect. Schedule 3.5(a)(i) sets forth a list of all Business

Permits that require, in order for such Business Permits to remain effective, that notice be given or other action be taken as a result of or in furtherance of the transactions contemplated by this Agreement. None of the Elk City Entities is in violation in any material respect of the terms of any Business Permit, and no proceedings are pending, or to the Knowledge of Seller, threatened in writing, with respect to any Business Permit that could reasonably be expected to result in the revocation of, or loss of any material benefits under, any Business Permit.

(b) Except (i) as set forth on Schedule 3.5(b), (ii) as contemplated by Section 5.3 (Antitrust Laws), and (iii) those customarily obtained post-Closing, no consent, approval, or authorization of, filing, registration, or qualification with or notification to, any Governmental Authority or any other Person (on the part of Seller or any of the Elk City Entities) is required in connection with or as a condition to the execution and delivery of the Transaction Documents by Seller or the performance of its obligations under the Transaction Documents.

(c) Nothing in this Section 3.5 shall be deemed to be a representation or warranty with respect to any Environmental Law, which matters are addressed only in Section 3.12 of this Agreement.

3.6 Financial Statements.

(a) Attached hereto as Schedule 3.6(a) are (i) true, complete and correct copies of Elk City GP’s consolidated unaudited balance sheet as at December 31, 2009 and related unaudited statement of income for the year ended December 31, 2009, which include financial information with respect to the Partnership, together with all related notes and schedules thereto (collectively, the “Unaudited Financial Statements”), and (ii) true, complete, and correct copies of Elk City GP’s consolidated unaudited balance sheet as at April 30, 2010 and related unaudited statement of income and cash flows for the period ended April 30, 2010, which include financial information with respect to the Partnership, together with all related notes and schedules thereto (collectively, the “Interim Financial Statements”).

(b) Except as set forth on Schedule 3.6(b): (i) the balance sheet included in the (A) Unaudited Financial Statements fairly presents in all material respects the consolidated financial position of the Partnership and Elk City GP as of December 31, 2009 and (B) Interim Financial Statements fairly presents in all material respects the consolidated financial position of the Partnership and Elk City GP as of April 30, 2010; (ii) the statement of income included in the (A) Unaudited Financial Statements fairly presents in all material respects the consolidated results of the operations of the Partnership and Elk City GP for the period covered thereby and (B) Interim Financial Statements fairly presents in all material respects the consolidated results of the operations of the Partnership and Elk City GP for the period covered thereby; and (iii) the Unaudited Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, except in each case as otherwise indicated in any note to the Unaudited Financial Statements or the Interim Financial Statements, as applicable.

3.7 No Undisclosed Liabilities; No Adverse Changes.

(a) Except as set forth in item 1 on Schedule 3.8, none of the Elk City Entities has any Indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent (“Liabilities”), of any nature, except Liabilities that (i) are accrued or reserved against in the Unaudited Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of the Unaudited Financial Statements (the “Statement Date”) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) have been or shall be discharged or paid in full prior to the Closing, or (iv) are not required to be reflected on a balance sheet in accordance with GAAP.

(b) Except as disclosed in Schedule 3.7(b), since the Statement Date, there has not been any Material Adverse Effect.

3.8 Litigation. Except as disclosed in Schedule 3.8, there is no action, investigation, claim, suit, or proceeding pending, or, to the Knowledge of Seller, threatened in writing, against or involving (a) Seller (with respect to the Elk City Business or any of the Elk City Entities), (b) any of the Elk City Entities or (c) any properties or rights of (i) Seller (with respect to the Elk City Business or any of the Elk City Entities), or (ii) any of the Elk City Entities, whether governmental, public, or private, that seeks to affect or affects any of the Equity Interests, the Elk City Entities, the Assets or the Elk City Business or the transactions contemplated by this Agreement.

3.9 Title to Assets.

(a) Schedule 3.9(a) lists all of the material items of real property (inclusive of Easements) and material pipelines, equipment and other tangible personal property used or held for use in the conduct of the Elk City Business. Except for such property that is leased by any of the Elk City Entities (which leased property is identified on Schedule 3.9(a)), one of the Elk City Entities owns title to the property included on Schedule 3.9(a), free and clear of any Liens other than Permitted Liens. The real and tangible personal property listed on Schedule 3.9(a), together with other real and personal property owned or leased by the Elk City Entities, include all real property and tangible personal property that are necessary for the Elk City Entities to conduct their respective businesses in substantially the same manner as the Elk City Business currently is being conducted, other than the Excluded Assets. The Assets do not include any assets or properties other than assets and properties used in the conduct of the Elk City Business or assets and properties previously used in the conduct of the Elk City Business that have since been properly abandoned in material compliance with any and all applicable Laws, contracts and agreements.

(b) The Elk City Business conducted by the Elk City Entities has and is being operated in a manner that does not violate in any material respect the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights related to real property (collectively, “Easements”) used by the Elk City Entities in the ordinary course of business. Except as set forth on Schedule 3.9(b), all Easements held by the Elk City Entities are valid and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, and such Easements grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the Elk City Business, except where the failure of any such Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not materially impair the ability of the Elk City Entities to conduct their respective businesses in substantially the same manner as the Elk City Business currently is being conducted.

3.10 Intellectual Property. Except (i) as would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.10, (a) one of the Elk City Entities owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the Elk City Business as presently conducted, (b) no third party has asserted in writing against Seller or any of the Elk City Entities a claim that any of the Elk City Entities is infringing on the Intellectual Property of such third party and (c) no third party is infringing on the Intellectual Property owned by any of the Elk City Entities.

3.11 Material Contracts. Schedule 3.11(a) sets forth all Material Contracts relating to the Elk City Business or by which any of the Elk City Entities or the Assets are bound and all such Material Contracts have been made available to Buyer. As to each Material Contract, except as set forth on Schedule 3.11(b), (a) it is valid, binding, and in full force and effect and is enforceable against the applicable Elk City Entity, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, (b) each of the Elk City Entities has performed in all material respects its obligations required to be performed to date under such Material Contracts, (c) to the Knowledge of Seller, there has not occurred any termination event or any material default or event that with the lapse of time or the giving of notice could constitute a default by any other party thereunder, and (d) no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder, exists or has been delivered to or from Seller or any of the Elk City Entities, except to the extent such matter has been fully resolved in accordance with such Material Contract without any ongoing liability of any of the Elk City Entities with respect thereto.

3.12 Environmental Laws.

(a) Except as disclosed on Schedule 3.12, none of the Elk City Entities is in violation of any Environmental Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed on Schedule 3.12, none of the Elk City Entities is subject to any pending or, to the Knowledge of Seller, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law.

(c) Except as disclosed on Schedule 3.12, none of the Elk City Entities (nor Seller with respect to any of the Elk City Entities) is subject to any outstanding Order, judgment or arbitration award from, or settlement with, any Governmental Authority under any Environmental Laws requiring investigation or remediation or the payment of a fine or penalty or has received any notice from any Person of alleged violation of or potential liability under any Environmental Laws, and the operations of the Elk City Entities are not subject to any unsatisfied remedial obligations under Environmental Laws.

(d) All Business Permits, if any, required to be obtained or filed by any of the Elk City Entities under any Environmental Law, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Elk City Entities, as applicable, are in compliance with the terms and conditions of all such Business Permits in all material respects.

3.13 Taxes. Except as set forth on Schedule 3.13, (a) all Tax Returns required to be filed by or with respect to any of the Elk City Entities have been filed, (b) all Taxes due and payable by any of the Elk City Entities in respect of periods ending on or before the Closing Date (whether or not shown to be due and payable on any Tax Return) have been timely paid, or will be timely paid, on or before the Closing Date, (c) there are no Liens (other than Permitted Liens) for Taxes on any of the Assets, (d) there is no claim pending by any Governmental Authority in connection with any Tax payable by the Elk City Entities (or encumbering the Assets or the Equity Interests), (e) none of the Elk City Entities is under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax to be filed or paid by the Elk City Entities, (g) no written claim has been made by any Governmental Authority in a jurisdiction where any of the Elk City Entities does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) each of the Elk City Entities will, on the Closing Date and on the day before the Closing Date, be disregarded for U.S. federal Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and, to the extent they follow the federal treatment, state and local income Tax purposes) (a “Disregarded Entity”) and, therefore, the purchase of the Equity Interests pursuant to this Agreement will be treated for U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) as the purchase by Buyer of all the Assets, (i) no action has been or will be taken prior to the Closing that would result in any of the Elk City Entities being classified as an entity that is not a Disregarded Entity for U.S. federal Tax purposes (and, to the extent they follow the federal treatment, state and local income Tax purposes), and (j) Seller and the Elk City Entities have collected or withheld and paid over to the appropriate Tax Authority all Taxes that they were required to collect or withhold.

3.14 Seller Security. Schedule 3.14 contains a true and complete listing of the cash collateral, letters of credit, and guaranties (“Seller’s Security”) in effect as of the date of this Agreement securing the performance of the Elk City Entities under Material Contracts and other obligations of the Elk City Entities with respect to the Elk City Business.

3.15 Brokerage Agreements. None of the Seller or any of the Elk City Entities has entered (directly or indirectly) into any agreement with any Person for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated by this Agreement for which Buyer or any of the Elk City Entities would be liable.

3.16 Insurance. All insurance policies covering the Elk City Entities or their respective operations and assets are listed in Schedule 3.16 and are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies, including products and completed operations liability coverage, (a) are sufficient for compliance in all material respects with all requirements of Law and of all Material Contracts to which any of the Elk City Entities is a party or is bound, and (b) are valid policies, enforceable against the Elk City Entities, as applicable, and, to the Knowledge of Seller, the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy.

3.17 Employees and Employee Plans.

(a) None of the Elk City Entities has, or has ever had, any employees. Seller does not have and has never had any employees in connection with, or who have provided services to, the Elk City Business. None of the Elk City Entities has or has ever sponsored, maintained, had an obligation with respect to (other than the obligation to reimburse an Affiliate of Seller for the allocated costs associated with an Affiliate’s employee benefit plans) or been a party to an “employee benefit plan,” as defined in Section 3(3) of ERISA, employment, severance, change of control or similar contract, plan arrangement or policy or other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, equity option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

(b) Except as set forth on Schedule 3.17(b), none of the Elk City Entities has any elected or appointed officers, directors or managers.

(c) Schedule 3.17(c) sets forth the names, employer(s), work location, job titles, dates of hire, dates of service for employee benefit purposes, annual salaries or hourly wages, bonus opportunity for 2010, other compensation, leave of absence status (with details about the type of leave and how long such leave has been ongoing, if applicable) and a description of any applicable employment agreement, including change-in-control agreements (whether written or oral) or collective bargaining agreement for each of the employees of Seller or any of its Affiliates who spend substantially all of their business time providing services relating to the Elk City Business or the operation of the Elk City Entities (the “Subject Employees”). Schedule 3.17(c) identifies which of the Subject Employees primarily work in the field (the “Field Employees”) and which of the Subject Employees primarily work in Seller’s corporate office (the “Office Employees”).

(d) None of the Subject Employees are subject to, and neither Seller nor its Affiliates nor any of the Elk City Entities is a party to, any collective bargaining agreement or other labor contract relating to the Elk City Business. Neither Seller nor its Affiliates nor any of the Elk City Entities has agreed to recognize any union or other collective bargaining representative relating to the Elk City Business, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any Subject Employee or any other employee of Seller or its Affiliates relating to the Elk City Business. In addition, neither Seller nor its Affiliates nor any of the Elk City Entities has received notice during the past year of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an audit of Seller or its Affiliates or any of the Elk City Entities and, to the Knowledge of Seller, no such audit is in progress. Furthermore there is, and there has been, no labor strike, material labor dispute, material labor slow-down, material work stoppage, or other material labor difficulty pending or, to Seller’s Knowledge, threatened, against Seller or its Affiliates or any of the Elk City Entities. Neither Seller nor its Affiliates nor any of the Elk City Entities is a party to, or otherwise bound by, any Order by a Governmental Authority or consent decree with any Governmental Authority relating to employees or employment practices. No union certification or decertification petition has been filed (with service of process having been made on Seller or any of its Affiliates), or, to the Knowledge of Seller, threatened (or pending without service of process having been made on Seller or any of its Affiliates), that relates to Subject Employees and, to Seller’s Knowledge, no union authorization campaign relating to Subject Employees has been conducted, within the past 24 months. To Seller’s Knowledge, Seller and its Affiliates are in compliance with all applicable Laws, agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, in each case, involving Subject Employees. During the last year, other than changes in the ordinary course of business, no material changes have occurred in the work force involving Subject Employees, including material employee terminations, employee transfers in or out, employee leasing arrangements, secondments, reallocations of duties and outsourcing of duties or functions.

(e) Schedule 3.17(e) contains a complete and correct list of all Seller Benefit Plans in which Subject Employees participate. Seller has made available for review by Buyer copies of benefit summaries of all Seller Benefit Plans in which Subject Employees participate. No Seller Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for Subject Employees, for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the Subject Employee (or his beneficiary); and no commitments have been made to provide such coverage. No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by Seller or any ERISA Affiliate failed to meet the minimum funding standard determined under Section 303 of ERISA, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Closing Date. Neither Seller nor any ERISA Affiliate has any Liability with respect to any Multiemployer Plan.

3.18 Bank Accounts. Schedule 3.18 sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts any of the Elk City Entities maintains with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

3.19 Disclaimers.

(a) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, OR CONFIRMED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.2(b)(i), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES), IN ALL CASES IN RESPECT OF THE ELK CITY BUSINESS, THE ELK CITY ENTITIES, THE EQUITY INTERESTS, OR ANY OF THE ASSETS OF THE ELK CITY ENTITIES, INCLUDING WITH RESPECT TO (A) THE OPERATION OF THE ELK CITY BUSINESS AFTER THE CLOSING OR (B) THE PROBABLE SUCCESS OR PROFITABILITY OF THE ELK CITY BUSINESS AFTER THE CLOSING.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, OR CONFIRMED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.2(b)(i), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS OF THE ELK CITY ENTITIES, (II) THE CONTENT, CHARACTER OR NATURE OF ANY MEMORANDUM OR REPORT OF ANY CONSULTANT RELATING TO THE ASSETS OF THE ELK CITY ENTITIES, (III) THE QUANTITY, QUALITY OR NATURE OF HYDROCARBONS LOCATED IN OR RELATING TO THE ASSETS OF THE ELK CITY ENTITIES, (IV) ANY ESTIMATES OF THE

VALUE OF THE ASSETS OF THE ELK CITY ENTITIES OR FUTURE REVENUES GENERATED BY THE ASSETS OF THE ELK CITY ENTITIES OR THE ELK CITY BUSINESS, (V) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE ASSETS OF THE ELK CITY ENTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OF THE ELK CITY ENTITIES, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE RECEIVING THE ASSETS OF THE ELK CITY ENTITIES IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties to Seller set forth in this Article IV.

4.1 Organization and Qualification. Buyer is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to conduct its business as it is now being conducted and to own, lease, and operate its property and assets except where the failure to be so formed, existing, and in good standing or to have such power or authority would not, in the aggregate, have a Buyer Material Adverse Effect.

4.2 Authority. Buyer has all requisite limited partnership authority and power to execute and deliver the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all required limited partnership action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by Buyer, and, assuming the Transaction Documents have been duly authorized, executed, and delivered by Seller, the Transaction Documents shall constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers.

4.3 No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of the Transaction Documents by Buyer nor the consummation of the transactions contemplated by the Transaction Documents by Buyer will: (a) violate any provision of the limited partnership agreement (or other comparable governing documents) of Buyer, (b) require the consent, waiver, or approval of any Governmental Authority, except for (i) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (ii) such consents and approvals as, if not made or obtained, will not, in the aggregate, have a Buyer Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay) under, any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except for such violations, breaches and defaults as, in the aggregate, will not have a Buyer Material Adverse Effect, or (d) violate any Law applicable to Buyer or by which any of its properties or assets may be bound, except for such violations as, in the aggregate, will not have a Buyer Material Adverse Effect.

4.4 Litigation. There are no actions, suits, or proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer before any court, arbitrator, or governmental or regulatory body or authority that would reasonably be expected to prevent, delay or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement by Buyer.

4.5 Brokerage Agreements. Buyer has not entered (directly or indirectly) into any agreement with any Person for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated by this Agreement for which Seller or any of Seller’s Affiliates would be liable.

4.6 Investment Intent. Buyer is acquiring the Equity Interests for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Equity Interests, in violation of the Securities Act, other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Buyer acknowledges that the Equity Interests have not been registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Equity Interests in a transaction exempt from the registration requirements of the Securities Act and state securities laws and the rules and regulations promulgated thereunder. Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Equity Interests under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Equity Interests, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable federal or state securities Law and the rules and regulations promulgated thereunder. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.7 Availability of Funds. At the Closing, Buyer shall have funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith for which Buyer is responsible.

4.8 Independent Investigation; Representations. Buyer has conducted its own independent investigation, review and analysis of the assets and liabilities of the Elk City Entities and prospects of the Elk City Business, which investigation, review and analysis was done by Buyer and the Buyer Representatives. Buyer acknowledges that it and the Buyer Representatives have been provided adequate access to the personnel, properties, premises and records of the Elk City Business for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Seller Representatives (except the specific representations and warranties of Seller set forth in Article III of this Agreement and in the other Transaction Documents). Buyer hereby acknowledges and agrees that other than the representations and warranties made in Article III of this Agreement and in the other Transaction Documents, none of Seller or any of the Seller Representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Elk City Business, or the assets or liabilities of the Elk City Entities, including as to (i) the operation of the Elk City Business after the Closing, or (ii) the probable success or profitability of the Elk City Business after the Closing.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.1 Conduct of Business prior to the Closing Date. Seller agrees that, except for the consummation of the transactions contemplated by this Agreement or approved by Buyer in writing, from the date of this Agreement through the Closing Date:

(a) The Elk City Entities will operate the Elk City Business in the ordinary course of business including with respect to the collection of receivables and payment of payables (provided that Seller may cause the Elk City Entities to distribute all cash to Seller prior to the Closing, so long as there remains sufficient cash in the Elk City Business to support any outstanding drafts), and will use all commercially reasonable efforts to preserve intact their relationships with their customers, suppliers, distributors, and other Persons having commercially beneficial relationships with any of the Elk City Entities in the ordinary course of business;

(b) No change will be made in the certificate of formation, partnership agreement, limited liability company operating agreement, members’ agreement or any other organizational document of any of the Elk City Entities;

(c) No change will be made in the number or dollar amount of authorized or issued equity interests of any of the Elk City Entities; nor will any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by Seller or any of the Elk City Entities relating to the authorized or issued equity interests in any of the Elk City Entities; nor will Seller or any of the Elk City Entities issue, grant or sell any securities or obligations convertible into equity interests in any of the Elk City Entities;

(d) None of the Elk City Entities will make any loans, advances or capital contributions to, or investments in, any other Person, except for trade receivables arising in the ordinary course of business and capital contributions made by any Elk City Entity to another Elk City Entity;

(e) None of Seller, Affiliates of Seller or the Elk City Entities will (i) increase the compensation payable or to become payable to any Subject Employee except in the ordinary course of business as part of regular annual reviews, or increase any bonus plan or other employee benefit plan, or (ii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, equity interest purchase, equity interest option, equity interests appreciation right, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any material employment or consulting agreement with or for the benefit of any Subject Employee;

(f) None of the Elk City Entities will sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, or create or grant a Lien, other than a Permitted Lien granted or created in the ordinary course of business, upon any of its assets or properties, except sales of natural gas, natural gas liquids, condensate, slop liquids and other similar products in the ordinary course of business to their respective customers;

(g) Except as fully reflected in the Unaudited Financial Statements, required by the provisions of any Material Contract, required by applicable Law, required to address any emergency of which Buyer is promptly informed of by Seller, or as otherwise set forth on Schedule 5.1(g), none of the Elk City Entities will make any capital expenditure, capital addition or capital improvement in an amount exceeding $250,000 for any single project, whether individually or in a series of related expenditures;

(h) None of the Elk City Entities will settle, cancel, compromise, release or provide a waiver with respect to any claim, action or proceeding existing on or commenced after the date of this Agreement (including those claims, actions and proceedings set forth on Schedule 5.1(h)) and involving more than $250,000 in the aggregate;

(i) None of the Elk City Entities will merge or consolidate with, or acquire any or all of the securities or assets of, any other Person;

(j) None of the Elk City Entities will enter into any transaction with any Affiliate of any such Person, except transactions in the ordinary course of business of which Buyer is promptly informed of by Seller and that will terminate effective at or prior to the Closing with no remaining Liabilities thereunder or related thereto owing by any Elk City Entity;

(k) Except as set forth on Schedule 5.1(k), none of the Elk City Entities will (i) make any amendment to any Material Contract or waive any rights or provisions thereunder, except for immaterial amendments and waivers in the ordinary course of business or (ii) terminate, assign or enter into any Material Contract; and

(l) None of the Elk City Entities will agree to do any of the foregoing.

5.2 Efforts to Consummate. Each of the Parties shall (and shall cause its respective Affiliates to) use all commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within its control and to do, or cause to be done, all lawful and reasonable things within its control necessary to fulfill the conditions precedent to the obligations of such Party hereunder and to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, (a) each Party will cooperate and use all commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under any Antitrust Law and all other applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing, all Business Permits and Orders of Governmental Authorities as are required for the consummation of the transactions contemplated by this Agreement; (b) each Party will defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations under this Agreement; and (c) Buyer or its Affiliates will sell or divest of any asset or business set forth on Schedule 5.2 as required for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the first sentence of this Section 5.2, Seller shall use commercially reasonable efforts to obtain all Seller Approvals and Buyer shall use commercially reasonable efforts to cooperate with Seller in respect of obtaining the same. Nothing in this Agreement shall be construed as an attempt or an agreement by Seller or any of the Elk City Entities to assign or cause the assignment of any contract or agreement which is described on Schedule 3.5(b) and non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given. In no event shall “commercially reasonable efforts” as used in this Agreement be deemed to require (x) the payment of any cash or other consideration by any Party to this Agreement to any third party or Governmental Authority, other than filing fees and related expenses or (y) Buyer or its Affiliates to sell or divest of any asset or business (other than as set forth in clause (c) of this Section 5.2 or otherwise agreed in writing by Seller and Buyer); terminate existing relationships, contractual rights or obligations or terminate any venture or other arrangement; create any relationship, contractual right or obligation; effectuate any other change or restructuring; or agree to any of the foregoing with respect to the Assets or Elk City Business.

5.3 Antitrust Laws.

(a) Each of the Parties shall (and shall cause its respective Affiliates to) use all commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under any Antitrust Law to consummate and make effective the transactions contemplated by this Agreement and to respond to any government requests for information under any Antitrust Law. Each Party will, within ten Business Days after the date hereof, file (or cause its appropriate Affiliate to file) with the appropriate Governmental Authorities the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to any Antitrust Law, which filing will include a request for early termination of any applicable waiting period. Each Party will use all commercially reasonable efforts to cooperate with one another in making the filings and submissions referred to above, and each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other Party may request in connection with their preparation of any filing or submission that is necessary or advisable under any Antitrust Law. Such notification and report form and all such supplemental information filed or submitted by such Party (or such Affiliate) will be in substantial compliance with the requirements of the relevant Antitrust Law. Each Party will use all commercially reasonable efforts to resolve such objections, if any, as the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Person may assert under any relevant Antitrust Law with respect to the transactions contemplated by this Agreement. Each Party will keep the other Party reasonably informed, to the extent permitted by applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority in connection with the matters contemplated by this Section 5.3(a), and will use all commercially reasonable efforts to comply (and, if applicable, cause the compliance by its appropriate Affiliates) promptly with any such inquiry or request and to defend against any action of any Governmental Authority or other Person that attempts to enjoin the transactions contemplated by this Agreement. Each Party will, and will cause its Affiliates to, use all commercially reasonable efforts to cause the expiration or early termination of the waiting period under any applicable Antitrust Law. The costs of any filing fees required in connection with any filing made under any Antitrust Law shall be borne equally between Buyer and Seller.

(b) In the event that the FTC or the DOJ issues a Request for Additional Information and Documentary Material under the HSR Act (a “Second Request”) in relation to the transactions contemplated by this Agreement, each of the Parties shall use all commercially reasonable efforts to limit the scope of such Second Request, certify substantial compliance with such Second Request and otherwise respond to and seek to resolve any requests for information, documents, data or testimony made by the FTC or the DOJ under the HSR Act.

(c) The Parties shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Authority under any Antitrust Law or the expiration or early termination of any required waiting period thereunder.

5.4 Liability for Transfer Taxes. Buyer shall be responsible for the payment of all sales (including bulk sales, if applicable), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, notary and other similar Taxes, levies, charges and fees, including all interest and penalties thereon and additions thereto, whether disputed or not (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Party required by Law to file all necessary Tax Returns relating to such Transfer Taxes shall prepare and file such Tax Returns, and Buyer and Seller shall each, and shall each cause their Affiliates to, cooperate to minimize the incurrence of any such Transfer Taxes, and with respect to any such Transfer Taxes due, in the timely preparation and filing of, and join in the execution of, any such Tax Returns.

5.5 Notice of Certain Events. From the date of this Agreement until the earlier of (a) the Closing Date and (b) the date this Agreement is terminated in accordance with the provisions hereof, Seller shall promptly notify Buyer of the commencement of any suit, action, claim, arbitration or investigation against Seller or any of Seller’s Affiliates relating to or involving or otherwise affecting the Elk City Business or any of the Elk City Entities of which Seller has Knowledge.

5.6 Supplements to Schedules. From time to time until the Closing, Seller shall have the right to modify, supplement or amend the Schedules that Seller delivered and attached to this Agreement as of the date hereof with respect to any matter relating to the representations and warranties set forth in Article III and first existing or occurring following the date of this Agreement that (a) if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules, or (b) is necessary to correct any information in such Schedules that has been rendered inaccurate thereby; provided, however, that Seller shall not have the right to modify, supplement or amend any such Schedule with respect to any matter which resulted from or was incidental to a breach by Seller of the covenants and agreements set forth in this Agreement. No modification, supplement, or amendment to such Schedules shall have any effect for purposes of determining whether the conditions set forth in Article VI have been fulfilled, but shall for all other purposes amend and cure any misrepresentation or breach of warranty of this Agreement; and if the Closing occurs, then any matters disclosed by Seller to Buyer pursuant to any such modification, supplement, or amendment after the date hereof but prior to the Closing shall be deemed a waiver by Buyer of the conditions set forth in Section 6.1(a)(i) with respect thereto. References in this Agreement to Schedules shall be to the Schedules as may be modified, supplemented, or amended from time to time in accordance with this Section 5.6.

5.7 Access.

(a) During the period from the date of this Agreement to the Closing or the prior termination of this Agreement pursuant to Section 8.1, Buyer and its counsel, accountants, financial advisors, potential financial sources, employees, agents and other authorized representatives (the “Buyer Representatives”) shall be given reasonable access, during normal business hours and upon reasonable prior notice, to the facilities, properties, personnel, books and records (including, without limitation, Tax records) of Seller (with respect to the Elk City Entities or the Elk City Business) and the Elk City Entities for the purpose of conducting an investigation of the Elk City Business, the Elk City Entities and their financial condition, operations, status, properties and assets; provided, however, that (i) Buyer and the Buyer Representatives will not request information, or otherwise contact, any officer, director or employee of Seller or any of Seller’s Affiliates without arranging such contact with either Glenn Powell or Gerald R. Shrader, and (ii) such investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations of the Elk City Entities. Seller will, and will cause the Elk City Entities to, cause their respective counsel, accountants, financial advisors, employees, agents and other authorized representatives (the “Seller Representatives”) to be available to Buyer and the Buyer Representatives at all reasonable times, during normal business hours and upon reasonable prior notice, for such purposes. Seller shall have the right to have a Seller Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall, and shall cause the Buyer Representatives to, hold in confidence all such information provided to Buyer or the Buyer Representatives pursuant to this Section 5.7 on the terms and subject to the conditions contained in the Confidentiality Agreement.

(b) Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids or (ii) any information the disclosure of which would result in a violation of Law. To the extent reasonably practicable, Seller and Buyer shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restriction of the preceding sentence applies.

(c) Buyer shall indemnify the Seller Indemnified Parties and their respective representatives, and save them harmless, effective as and from the date hereof, from and against any Damages that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to the person or property of Buyer or the Buyer Representatives as a result of, or in connection with any site visits or inspections of the assets or properties of any Seller Indemnified Party. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 5.7 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION; PROVIDED, THAT IN NO EVENT SHALL BUYER BE REQUIRED TO INDEMNIFY ANY SELLER INDEMNIFIED PARTY UNDER THIS SECTION 5.7 FOR ANY DAMAGES RESULTING FROM, IN RESPECT OF OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

(d) As soon as reasonably practicable following the Closing, Seller shall, in accordance with the terms of the applicable confidentiality agreement, request from each bidder that entered into a confidentiality agreement with Seller or one of Seller’s Affiliates regarding the possible acquisition by such bidder of the Equity Interests or the Assets, that such bidder return to the Elk City Entities any and all confidential information relating to any of the Elk City Entities previously furnished to such bidder.

5.8 Tax Matters.

(a) Responsibility for Filing Tax Returns and Paying Taxes. Seller shall prepare and file all Tax Returns required to be filed on or prior to the Closing Date by or with respect to any of the Elk City Entities and shall pay all Taxes due on or prior to the Closing Date from any of the Elk City Entities. In addition, with respect to any Tax Return required to be filed after the Closing Date by or for any of the Elk City Entities for a Prior Tax Period, Seller shall deliver to Buyer a draft of such Tax Return, along with a supporting calculation of the amount of Taxes due from each of the Elk City Entities, on or prior to the date that is 30 days prior to the due date for filing such Tax Return (or, if such due date is within 30 days after the tax period ends, as soon as reasonably practicable). With respect to any Tax Return required to be filed after the Closing Date by or for any of the Elk City Entities for a Straddle Tax Period, Buyer shall deliver to Seller a draft of such Tax Return, along with a statement of the amount of Taxes due each of the Elk City Entities for the Pre-Closing Tax Period with respect to such Tax Return, on or prior to the date that is 30 days prior to the due date for filing such Tax Return (or, if such due date is within 30 days after the tax period ends, as soon as reasonably practicable). On or before the date that is five days prior to the due date for payment of any Taxes due from any of the Elk City Entities for a Prior Tax Period or a Straddle Tax Period, Seller shall remit to Buyer an amount in cash equal to the excess (if any) of (i) the amount of Taxes due from such Elk City Entity for the Pre-Closing Tax Period, over (ii) the amount (if any) set forth as a liability for such Tax in the Final Closing Statement. Subject to the satisfaction of the obligations of Seller hereunder, Buyer shall file (or cause to be filed) any Tax Returns required to be filed after the Closing Date and pay (or cause to be paid) any Taxes due after the Closing Date, in each case with respect to any of Elk City Entities for a Prior Tax Period or a Straddle Tax Period.

(b) Tax Refunds. Buyer shall pay to Seller within 30 Business Days of receipt any amounts received as a refund of Taxes paid by any of Elk City Entities with respect to a Pre-Closing Tax Period provided (i) the refund does not result from or relate to the carryback of any loss, deduction, credit or other Tax item arising or accruing in a Post-Closing Tax Period and (ii) the refund was not reflected as an asset (or reduction of a liability) on the Final Settlement Statement.

(c) Straddle Period Taxes. Liability for Taxes for any Straddle Tax Period shall be apportioned as follows: (i) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis and (ii) all other Taxes, including income Taxes, shall be apportioned based on an interim closing of the books of each appropriate Elk City Entity as of the end of the Closing Date. Any franchise Tax paid or payable with respect to any of the Elk City Entities shall be allocated to the Tax period during which the gross receipts, income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(d) Information Sharing; Disputes over Tax Provisions. Buyer and Seller shall each provide the other with all information reasonably requested and necessary to prepare a Tax Return or conduct an audit or contest with respect to Taxes. The Accountant shall resolve any dispute between Buyer and Seller over the application of this Section 5.8 substantially in the manner described in Section 2.4(e).

(e) Tax Sharing Agreements. Any Tax sharing agreement between any of the Elk City Entities and Seller or any of Seller’s Affiliates (other than any of the Elk City Entities) shall be terminated as of the Closing Date and shall have no further effect with respect to any Pre-Closing Tax Period or Post-Closing Tax Period.

(f) Seller’s or Buyer’s Like Kind Exchange. The purchase of all or a portion of the Equity Interests pursuant to this Agreement may be part of a transaction intended to qualify as an exchange under Section 1031 of the Code. Each of Seller and Buyer agrees to allow an assignment of the other’s interest in this Agreement to an exchange facilitator to effect the exchange, provided that such assignment does not affect the timing or obtaining of any consents or approvals required for the transactions contemplated hereby. Such assignment shall not relieve the assigning Party of any of its rights and obligations hereunder or expand any liabilities or obligations of the other Party under this Agreement. Each of Seller and Buyer further agrees to otherwise cooperate to accomplish such exchange. Neither Seller nor Buyer makes any representations as to any particular tax treatment that may be afforded to Buyer or Seller, respectively, by reason of such assignment, and neither Buyer nor Seller shall be obligated to pay any additional costs or incur any additional obligations hereunder as a result of such exchange by Seller or Buyer, respectively. The Party effecting such exchange hereby agrees to pay all costs incurred by the other Party associated with any such exchange and to indemnify and hold such other Party harmless from and against any and all claims, losses, liabilities (including reasonable attorneys’ fees, court costs and related expenses) and Taxes arising out of such exchange.

(g) Tax Treatment of Purchase of Equity Interests. As a result of each of the Elk City Entities being a Disregarded Entity at the time of the Closing for U.S. federal income Tax purposes (and state and local Tax purposes where applicable), Buyer and Seller intend that the purchase of the Equity Interests pursuant to this Agreement be treated for U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) as the purchase by Buyer of all the Assets. Buyer and Seller agree to report and file (and cause their Affiliates to report and file) their U.S. federal income Tax Returns (and state and local income Tax Returns where applicable) in all respects and for all purposes consistent with such intended treatment. Buyer and Seller further agree not to take (and to cause their respective Affiliates not to take) any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to U.S. federal income Tax (and state and local income Tax purposes where applicable), which is inconsistent with such intended treatment.

(h) Seller Responsibility for Pre-Closing Tax Periods. Except as otherwise expressly provided herein or as to amounts set forth as a liability for Tax on the Final Closing Statement, Seller will indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages for, arising out of, resulting from, relating to, in the nature of, or caused by (i) all Taxes (or the non-payment thereof) of any of the Elk City Entities, Seller or Seller’s Affiliates for all Pre-Closing Tax Periods, including, without limitation, any Taxes imposed in connection with the deemed sale of the Assets resulting from consummation of the transactions contemplated by this Agreement, and (ii) the purchase of the Equity Interests pursuant to this Agreement not being treated for U.S. federal income Tax purposes (and state, local and foreign Tax purposes where applicable) as the purchase by Buyer of all of the Assets as a result of a breach of any representation or warranty contained in Section 3.13(h) or Section 3.13(i).

5.9 Release of Seller’s Security. Buyer shall use all commercially reasonable efforts to replace, not later than 30 days after the Closing Date, all Seller’s Security listed in Part I of Schedule 3.14 (other than cash collateral, which shall be deemed replaced upon the satisfaction of the delivery requirement set forth in Section 2.2(c)(v)), with new letters of credit, guaranties, or other security for post-Closing Date business operations of the Elk City Entities, so as to enable Seller to secure a release of the corresponding Seller’s Security. If Buyer is unable to replace any such Seller’s Security, Buyer agrees to and shall reimburse Seller for all amounts paid and expenses incurred by Seller from and after the Closing Date under or in connection with any demand upon any of such Seller’s Security related to post-Closing Date transactions and shall reimburse Seller upon demand for Seller’s out-of-pocket costs for providing such corresponding Seller’s Security for the period beginning on the Closing Date and continuing until Buyer has replaced such Seller’s Security so as to enable Seller to secure a release of such Seller’s Security. Seller shall use commercially reasonable efforts to replace or release as soon as reasonably possible after the Closing Date the Seller’s Security listed in Part II of Schedule 3.14. Buyer agrees to cooperate with Seller to provide Seller with information that Seller may reasonably require to replace or release such Seller’s Security. Seller agrees to and shall reimburse Buyer for all amounts paid and expenses incurred by any of the Elk City Entities from and after the Closing Date under or in connection with any demand upon such Seller’s Security and Seller shall reimburse Buyer upon demand for any out-of-pocket costs incurred by any of the Elk City Entities for providing such Seller’s Security for the period beginning on the Closing Date and continuing until Seller replaces or releases such Seller’s Security. Any conditions or limitations set forth in Article VII with respect to the monetary amount of claims or liability shall not apply to any claim or liability to which this Section 5.9 applies or to any breach of any obligation under this Section 5.9. In the event of any inconsistency between provisions of Article VII and this Section 5.9, this Section 5.9 shall control.

5.10 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “Atlas” or “Atlas Pipeline” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it shall (a) cause the Elk City Entities to cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage and other matters addressed in Section 5.10(b)), and to cease such limited usage of the Seller Marks as promptly as reasonably possible after the Closing and in any event within 90 days following the

Closing Date, and (b) remove, strike over or otherwise obliterate all Seller Marks from (i) all signs at the field offices owned, possessed or used by the Elk City Entities within 30 days after the Closing Date and (ii) all other assets and materials owned, possessed or used by the Elk City Entities within 180 days after the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 5.10 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

5.11 Books and Records. From and after the Closing:

(a) Seller shall deliver to Buyer within 10 days after the Closing all of the data room materials and other books and records relating to the business or operations of the Elk City Entities on or before the Closing Date (the “Elk City Documents”), and Seller and its respective Affiliates may retain a copy of any or all of the Elk City Documents other than any contracts or agreements (and any files, information, correspondence and summaries related thereto other than working papers used in the preparation of financial statements) included in the Elk City Documents.

(b) Buyer shall preserve and keep a copy of the Elk City Documents delivered by Seller to Buyer pursuant to this Agreement for a period of at least seven years after the Closing Date (the “Retention Period”). Buyer shall provide to Seller, at no cost or expense to Seller, reasonable access (during normal business hours and upon reasonable prior notice) to the Elk City Documents as remain in Buyer’s possession and reasonable access (during normal business hours and upon reasonable prior notice) to the properties and employees of Buyer and the Elk City Entities in connection with matters relating to the business or operations of the Elk City Entities on or before the Closing Date and any disputes relating to this Agreement.

5.12 Notifications and Business Permits. Buyer shall provide all notices and otherwise take all actions required to transfer or reissue the Business Permits listed on Schedule 3.5(a)(i). Seller shall use commercially reasonable efforts to cooperate with Buyer to provide information necessary to apply for such Business Permits.

5.13 Confidentiality and Use of Information.

(a) For two years after the Closing, except as required by any applicable Law, Governmental Authority, or applicable stock exchange rule, Seller and its Affiliates shall not, directly or indirectly, disclose to any Person or use any information (i) contained in the Elk City Documents; (ii) not then in the public domain or generally known in the industry; or (iii) acquired on a confidential basis from a source who, to the knowledge of Seller, was bound by an agreement with Buyer, any of the Elk City Entities or any other Person to keep such information confidential or otherwise prohibited from transmitting the information to Seller or any of its Affiliates by a contractual, legal or fiduciary obligation, in each case, acquired prior to the Closing Date, and relating to the Elk City Business (and not any other business of Seller), the Elk City Entities or the Assets (collectively, the “Buyer Protected Information”), provided however, that Seller and its

Affiliates may use the Elk City Documents and Buyer Protected Information to the extent reasonably necessary, in connection with any dispute or claim, regarding (A) any Tax matter relating to Seller’s prior ownership of the Elk City Entities or (B) the transactions contemplated by the Transaction Documents.

(b) If at any time Buyer reasonably believes that Third Party Purchaser is or may be violating its obligations to Seller under the Third Party Confidentiality Agreement with respect to information provided by Seller to Third Party Purchaser regarding the Elk City Entities, the Assets, or the Elk City Business (the “Elk City Confidential Information”), Buyer may deliver written notice to Seller (i) describing in reasonable detail, with supporting documentation and other data as Seller may reasonably request to provide substantiation thereof, Buyer’s belief that Third Party Purchaser is or may be violating its obligations to Seller under the Third Party Confidentiality Agreement and (ii) requesting that Seller enforce its rights under the Third Party Confidentiality Agreement to prohibit or restrain Third Party Purchaser’s alleged violation thereof. Promptly following Seller’s receipt of any such written notice from Buyer, Seller agrees, at Buyer’s sole expense, to take all reasonable measures to restrain Third Party Purchaser from any prohibited or unauthorized disclosure or use of the Elk City Confidential Information to the extent legally permissible under the terms of the Third Party Confidentiality Agreement. Furthermore, Seller does hereby covenant and agree that if it becomes aware that Third Party Purchaser is violating any of its obligations under the Third Party Confidentiality Agreement that relate in any way to any of the Elk City Confidential Information, Seller shall promptly (A) notify Buyer of same, (B) enforce, on behalf of Buyer, any and all rights and remedies that it may have against Third Party Purchaser on account thereof, and (C) apprise Buyer of all developments related thereto.

5.14 Employee Matters.

(a) Seller and its Affiliates shall take such actions as are reasonably necessary so that all Subject Employees are available for interviews by Buyer a reasonable period of time prior to the Closing Date and employment by Buyer on the Closing Date. Buyer and its Affiliates shall be under no obligation to offer employment to any particular Subject Employee. Prior to the Closing Date, Seller shall provide Buyer with an updated Schedule 3.17(c) within 5 Business Days of the date upon which any change to the information contained therein has occurred. On or before the Closing Date, Buyer or an Affiliate of Buyer may offer employment to each Field Employee listed on Schedule 3.17(c) and each Office Employee listed on Schedule 3.17(c). Each such offer of employment shall (A) be contingent upon the occurrence of the Closing, (B) be held open for not less than 10 Business Days after the respective offer is made, (C) be made for a position (by function without regard to title) substantially the same as the existing position held by such Subject Employee and (D) be made at an annual salary or hourly wage rate that is not less than the annual salary or hourly wage rate that the Subject Employee was receiving immediately prior to the date of this Agreement. For purposes of this Agreement, the term “Buyer Employer” means the entity that makes such employment offers and the term “Transferred Employee” means each Subject Employee who accepts such an offer of employment and becomes employed by Buyer Employer in accordance with such offer. Buyer shall promptly inform Seller in writing of (x) the identity of each Subject Employee to whom Buyer Employer has made an offer of employment and (y) the identity of each Transferred Employee. At the time of Closing, Seller shall, or shall cause an Affiliate of Seller to, terminate the employment with Seller and its Affiliates of all Transferred Employees, and immediately upon Closing, the Transferred Employees shall become employees of Buyer Employer.

(b) Buyer shall cause Buyer Employer to provide the Transferred Employees with the same benefit plans and programs that are offered to similarly-situated employees of Buyer or its applicable Affiliates. Buyer shall cause each such benefit plan or program to honor, for purposes of eligibility, vesting and benefits, the Transferred Employees’ service with Seller and its ERISA Affiliates completed as of the Closing Date; provided, however, that such employees shall not receive such credit for purposes of benefit accrual under any defined benefit retirement plan and such employees shall not receive such credit for any purposes under any retiree medical programs of Buyer or its Affiliates. Notwithstanding the foregoing, Buyer shall have no obligation to cause the crediting of any service pursuant to this Section 5.14(b) to the extent that Seller does not, within 10 Business Days following the Closing Date, furnish Buyer in writing information sufficient for Buyer to comply with its obligations under this Section 5.14(b).

(c) Notwithstanding anything in this Agreement to the contrary, neither Seller nor any Affiliate of Seller shall have any responsibility for, or any Liability associated with or relating to, the compensation or employee benefits provided to employees of Buyer Employer under Buyer Benefit Plans (including any compensation or employee benefits that accrue on and after the Closing with respect to Transferred Employees).

(d) Notwithstanding anything in this Agreement to the contrary, with respect to each Field Employee who does not receive an offer of employment from Buyer or its Affiliate or whose offer of employment from Buyer or its Affiliate is rescinded, in each case other than due to the Field Employee’s failure to meet Buyer’s or its Affiliate’s standard drug testing and background check hiring criteria (a “Terminating Field Employee”), Buyer shall be obligated to and shall, or shall cause Buyer Employer or an Affiliate of Buyer to, reimburse and indemnify Seller and its Affiliates for, any costs set forth in Schedule 5.14(d) (“Termination Costs”) in accordance with the payment terms described therein. If Buyer or its Affiliate terminates the employment of a Transferred Employee without cause (as determined by Buyer or its Affiliate in its reasonable discretion) during the 12-month period commencing on the Closing Date, Buyer or its Affiliate shall pay to the Transferred Employee (i) a cash severance benefit equal to (A) the Transferred Employee’s (I) base annual salary divided by 52 or (II) base hourly wage rate multiplied by 40, multiplied by (B) the number of weeks specified in the severance formula in Schedule 5.14(d), subject to the maximum number of weeks specified in Schedule 5.14(d), plus (ii) a cash severance benefit equal to (A) the same number of weeks determined in (i)(B) above multiplied by (B) the applicable weekly COBRA premium cost for continued medical coverage for the Transferred Employee and his or her dependents under the applicable Buyer Benefit Plan. Seller, Buyer and Buyer Employer shall cooperate and use all commercially reasonable efforts to take, or cause to be taken, all appropriate actions necessary to fulfill the obligations of Buyer, Buyer Employer and Affiliates of Buyer under this Section 5.14(d).

(e) The parties acknowledge that any requirements or obligations under the WARN Act or any similar statute with respect to any event affecting the Subject Employees occurring on or after the Closing are imposed upon and borne solely by Buyer and not Seller. Accordingly, Buyer shall, and shall cause its applicable Affiliates to, agree to provide any required notice under and to otherwise comply with any requirements or obligations imposed by the WARN Act or any similar statute with respect to any event affecting the Subject Employees occurring on or after the Closing. Buyer shall indemnify and hold harmless Seller and the Seller Indemnified Parties with respect to any Damages under the WARN Act or similar statute arising from any event affecting the Subject Employees that occurs on or after the Closing.

(f) No provision of this Section 5.14 will create any third party beneficiary rights in any person or organization (including without limitation any current or former employees of Seller and its Affiliates or Buyer and its Affiliates, or trustees, administrators, participants or beneficiaries of any employee benefit plan) in respect of continued employment (or resumed employment) of, or any benefits that may be provided to any individual, directly or indirectly, under any employee benefits plans and programs of Seller or its Affiliates or Buyer or its Affiliates or any other matter.

(g) Upon and following the Closing, Buyer will indemnify, defend, and hold harmless the Seller Indemnified Parties from and against any and all Damages arising directly or indirectly from or in connection with or relating to Buyer’s or its Affiliates’ offer of employment to, or hiring or employment by Buyer or its Affiliates of, or termination from employment by Buyer or its Affiliates of, any and all Transferred Employees.

(h) Seller agrees that pending the Closing it will not, and will cause its Affiliates not to, directly or indirectly, solicit the employment of any Subject Employees; and for a period of one year following the Closing, it will not, and will cause its Affiliates not to, directly or indirectly, solicit the employment of any Transferred Employees (other than any Transferred Employee who has been terminated, or had their offer of employment revoked, by Buyer or its Affiliate); provided, however, that a general advertisement or general solicitation for potential employees shall not be considered a breach of this Section 5.14(h), and a decision to hire a Subject Employee or a Transferred Employee who applies in response to such a solicitation shall not be considered a breach of this Section 5.14(h).

(i) Seller shall take such actions as are necessary to permit Transferred Employees to repay their loans outstanding under any Seller Benefit Plans on a coupon basis or similar basis following Closing so that such loans will not automatically default upon the consummation of the transactions contemplated by this Agreement.

(j) Seller shall take such actions as are necessary to cause all Transferred Employees to be paid their unpaid accrued vacation and other accrued paid time off promptly following the Closing Date in accordance with Seller’s normal pay periods.

(k) Without in any way limiting the Seller’s indemnification obligations under Section 7.3(a)(v), Buyer will, and will cause Buyer Employer and Buyer’s Affiliates to (1) provide to Seller upon request by Seller any documents then within the possession of Buyer, Buyer Employer or Buyer’s Affiliates that were previously furnished to Buyer by Seller that may be relevant to Employee Liabilities, and (2) use reasonable efforts to make Transferred Employees then employed by it or an Affiliate of Buyer available, as reasonably requested by Seller, on a basis that is convenient to Buyer, Buyer’s Affiliates and Transferred Employees, to provide additional information in the possession of Transferred Employees relating to Employee Liabilities or to testify at proceedings relating to Employee Liabilities. Seller agrees to and shall reimburse Buyer, Buyer Employer or any Buyer Affiliates promptly upon request for all amounts paid and expenses incurred by Buyer, Buyer Employer or any Buyer Affiliates as a result of such Person’s compliance with this Section 5.14(k), and no Transferred Employee shall be obligated to provide any information relating to an Employee Liability with respect to which the Transferred Employee is a claimant.

(l) Notwithstanding anything in this Agreement to the contrary (other than Section 5.14(b) and Section 5.14(d)), neither Buyer nor any Affiliate of Buyer shall have any responsibility for, or any Liability associated with or relating to, the compensation or employee benefits provided to employees of Seller or its Affiliates under Seller Benefit Plans.

5.15 No Solicitation; Acquisition Proposals.

(a) At any time subsequent to the date hereof, and prior to the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 8.1, Seller and its Affiliates shall not, directly or indirectly, through any officer, director, agent or employee of, or any investment banker, financial advisor, attorney, accountant or other representative retained by, Seller or any of its Affiliates solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the submission of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal from any person other than Buyer. Seller shall notify Buyer if Seller or any of its Affiliates has received a written Acquisition Proposal.

(b) Upon execution by Seller of this Agreement, Seller and its Affiliates will terminate any solicitations, encouragement, activities, discussions and negotiations with any Person other than Buyer conducted heretofore by Seller or its Affiliates with respect to any Acquisition Proposal until the earlier of Closing or termination of this Agreement pursuant to Section 8.1.

5.16 Release of Senior Secured Credit Facility, 2005 Indenture and 2008 Indenture. On or before Closing, Seller shall (a) obtain a full release effective as of the Closing Date releasing (i) all Liens encumbering or affecting any of the Equity Interests or the Assets which are created under or pursuant to or evidenced by the Senior Secured Credit Facility, the 2005

Indenture or the 2008 Indenture and (ii) each of the Elk City Entities from all of their respective obligations (including, without limitation, any and all guaranty obligations) under or pursuant to the Senior Secured Credit Facility, the 2005 Indenture and the 2008 Indenture, (b) deliver to Buyer an instrument substantially in the form attached to this Agreement as (i) Exhibit C duly executed by and acknowledged on behalf of Wachovia Bank, N.A., as Administrative Agent to the lending parties to the Senior Secured Credit Facility, evidencing such full release of all Liens and obligations (including, without limitation, any and all guaranty obligations) with respect to the Senior Secured Credit Facility effective as of the Closing Date, (ii) Exhibit D duly executed by and acknowledged on behalf of U.S. Bank National Association, as Trustee, evidencing such full release of the Elk City Entities’ obligations (including, without limitation, any and all guaranty obligations) with respect to the 2005 Indenture effective as of the Closing Date, and (iii) Exhibit E duly executed by and acknowledged on behalf of U.S. Bank National Association, as Trustee, evidencing such full release of the Elk City Entities’ obligations (including, without limitation, any and all guaranty obligations) with respect to the 2008 Indenture effective as of the Closing Date.

5.17 Excluded Assets. Prior to Closing, Seller shall cause the Elk City Entities to divest or otherwise transfer all of the assets described on Schedule 5.17 (the “Excluded Assets”) to either Seller or one of Seller’s Affiliates (other than any of the Elk City Entities) without any warranty (statutory, express or implied), indemnification or other residual Liability of any kind whatsoever on the part of any of the Elk City Entities and pursuant to an agreement that is reasonably acceptable to Buyer. For the avoidance of doubt, none of the Excluded Assets shall be considered part of the Assets or the Elk City Business at any time following the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions of Buyer to Closing. The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing are subject to the following conditions:

(a) Representations, Warranties and Covenants of Seller.

(i) The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by a Materiality Qualifier) as of the date of this Agreement and on the Closing Date as if made on such date;

(ii) Seller shall have performed in all material respects all covenants required of it by this Agreement to be performed on or prior to the Closing; and

(iii) Seller shall have furnished Buyer at the Closing with a certificate to the effect that each of the conditions set forth in clauses (i) and (ii) has been satisfied as of the Closing.

(b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on Schedule 6.1(b) to this Agreement shall have been received, and any applicable waiting period under any Antitrust Law shall have expired or been terminated.

(c) Litigation. There shall not be any Order in force or material proceeding (other than any such proceeding initiated by Buyer or any Affiliate of Buyer) by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that seeks monetary damages against Buyer or any Elk City Entity as a result of or in connection with the performance, announcement or consummation of this Agreement or the transactions contemplated hereby or that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement.

(d) Closing Deliverables. Seller shall have delivered to Buyer the deliverables required under Section 2.2(b).

(e) Resignations of Directors, Officers and Managers. The resignations (or evidence of removal) of each director, officer or manager of each of the Elk City Entities, in each case effective as of the Closing.

6.2 Conditions of Seller to Closing. The obligations of Seller to effect the transactions contemplated by this Agreement at the Closing shall be subject to the following conditions:

(a) Representations, Warranties and Covenants of Buyer.

(i) The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by a Materiality Qualifier) as of the date of this Agreement and on the Closing Date as if made on such date;

(ii) Buyer shall have performed in all material respects all covenants required of it by this Agreement to be performed on or prior to the Closing; and

(iii) Buyer shall have furnished Seller at the Closing with a certificate to the effect that each of the conditions set forth in clauses (i) and (ii) has been satisfied as of the Closing.

(b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on Schedule 6.2(b) to this Agreement (the “Seller Approvals”) shall have been received, and any applicable waiting period under any Antitrust Law shall have expired or been terminated.

(c) Litigation. There shall not be any Order in force or material proceeding (other than any such proceeding initiated by Seller or any Affiliate of Seller) by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that seeks monetary damages against Seller or any Elk City Entity as a result of or in connection with the performance, announcement or consummation of this Agreement or the transactions contemplated hereby or that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement.

(d) Closing Deliverables. Buyer shall have delivered to Seller the deliverables required under Section 2.2(c).

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties set forth in Articles III and IV of this Agreement shall survive until 15 months following the Closing Date, at which time such representations or warranties will terminate and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that (a) the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authority), and Section 3.15 (Brokerage Agreements) (collectively, the “Seller Fundamental Representations”), and the representations and warranties of Buyer set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.5 (Brokerage Agreements), shall survive indefinitely, (b) the representations and warranties of Seller set forth in Section 3.9 (Title to Assets) shall survive until three months following the Closing Date and (c) the representations and warranties of Seller set forth in Section 3.13 (Taxes) shall survive until 30 days after the expiration of the applicable statute of limitations. Notwithstanding the survival periods set forth above, as to each claim for indemnification under this Agreement regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

7.2 Survival of Covenants and Agreements. The covenants and agreements of the Parties in this Agreement shall survive the Closing indefinitely; provided, however, that (a) the covenants and agreements of Seller in Section 5.1 shall only survive the Closing for fifteen months following the Closing Date and (b) the covenants and agreements of Seller in Section 7.3(a)(iii) shall only survive the Closing for 15 months following the Closing Date, at which time, in each case, such covenants and agreements will terminate and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon, otherwise brought, claimed or noticed following such termination. Notwithstanding the survival periods set forth above, as to each claim for indemnification under this Agreement regarding a covenant or agreement that is validly made before expiration of such covenant or agreement, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

7.3 Indemnification.

(a) Indemnification of Buyer Indemnified Parties. Following the Closing, Seller will indemnify, defend, and hold harmless Buyer, the Elk City Entities and their officers, members, partners, directors, employees, Subsidiaries and Affiliates (the “Buyer Indemnified Parties”) from and against any and all damages, losses, Liabilities, claims and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising, directly or indirectly, from or in connection with any one or more of the following: (i) the breach of any representation or warranty made by Seller in this Agreement or in any closing certificate delivered pursuant to this Agreement (without giving effect to any Materiality Qualifier, which shall be disregarded for purposes of this Section 7.3(a)(i)); (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; (iii) fines, penalties and sanctions asserted, imposed or levied by any Governmental Authority arising out of or related to the ownership, use, maintenance or operation of the Elk City Entities, Elk City Business or the Assets prior to the Closing Date, (iv) the Excluded Assets; (v) the Employee Liabilities; or (vi) the matters set forth in Item 1 of Schedule 3.8; provided, however, that (x) Seller shall only be liable under this Section 7.3(a)(i) to the extent that the aggregate amount of Damages exceeds $13,640,000 (the “Deductible Amount”), and then only to the extent of such excess, and (y) in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties under this Section 7.3(a)(i) exceed $161,027,778 (the “Cap Amount”). Notwithstanding the foregoing, the Deductible Amount and the Cap Amount shall not apply to (A) breaches of the Seller Fundamental Representations, (B) breaches of any covenants or agreements made or to be performed by Seller pursuant to this Agreement or (C) breaches of the representations and warranties of Seller set forth in Section 3.13 (Taxes); provided, however, that in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties for breach of any of the Seller Fundamental Representations or breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement exceed the amount of the Final Purchase Price.

(b) Indemnification of Seller Indemnified Parties. Following the Closing, Buyer will indemnify, defend, and hold harmless Seller and its officers, members, partners, directors, employees, Subsidiaries and Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages arising, directly or indirectly, from or in connection with any one or more of the following: (i) the breach of any representation or warranty made by Buyer in this Agreement or in any closing certificate delivered pursuant to this Agreement; or (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

7.4 Procedures.

(a) If a Buyer Indemnified Party or Seller Indemnified Party that is entitled to seek indemnification under Section 7.3 (an “Indemnified Party”) has a claim for indemnification under this Article VII, other than a claim for indemnification that involves a Third Party Claim, it shall give written notice (a “Claim Notice”) to Seller or Buyer, as applicable (in each case, the “Indemnifying Party”), which notice shall describe in reasonable detail to the extent then known the nature of such claim and the factual basis and circumstances surrounding the same and set forth an estimate of the amount of Damages attributable to such claim. The Indemnifying Party shall, within 30 days after its receipt of a Claim Notice, notify the Indemnified Party in writing as to whether the Indemnifying Party admits or disputes the claim described in the Claim Notice. If the Indemnifying Party gives written notice that it admits the indemnification claim described in the Claim Notice, then the Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Article VII, and subject to the limitations hereof, with respect to the estimated amount of Damages stated in the Claim Notice. If the Indemnifying Party notifies the Indemnified Party in writing that it disputes the claim for indemnification, or that it admits the entitlement of the Indemnified Party to indemnification under this Article VII with respect thereto but disputes the amount of the Damages in connection therewith, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Party and the Indemnifying Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(b) If an Indemnified Party receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof, but in any event not later than 10 Business Days after receipt of such written notice of such Third Party Claim (the “Third Party Claim Notice”). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. Within 15 days after receipt of the Third Party Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party either (i) disputes the right of the Indemnified Party to indemnification under this Article VII with respect to the Third Party Claim or (ii) admits the right of the Indemnified Party to indemnification under this Article VII with respect to Damages arising in connection with the Third Party Claim. The failure of the Indemnifying Party to respond to the Indemnified Party within such 15-day period after receipt of a Third Party Claim Notice shall be deemed to constitute a response by the Indemnifying Party that it disputes the right of such Indemnified Party to indemnification under this Article VII with respect to that Third Party Claim.

(c) If the Indemnifying Party admits in writing that the Indemnified Party is entitled to indemnification under this Article VII with respect to a Third Party Claim, then in such event (i) the Indemnifying Party shall diligently defend the Third Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) and (ii) the Indemnifying Party shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that with respect to any claim related to Taxes, such claim shall be defended by the applicable taxpayer subject to the control of the Indemnifying Party and the approval rights of clause (ii). The costs and expenses of such defense shall be payable by the Indemnifying Party. If, however, (i) the Indemnifying Party at any time fails to so conduct the defense of the Third Party Claim or (ii) the Indemnified Party (A) determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement or (B) upon consultation with counsel has reasonably determined in its good faith judgment that joint representation by counsel for the Indemnified Party and the Indemnifying Party violates or would violate applicable ethical and professional rules, then the Indemnified Party (upon notice to the Indemnifying Party) may participate, together with counsel for the Indemnifying Party, in the defense, compromise or settlement of such Third Party Claims, and the reasonable costs and expenses of such participation shall be payable by the Indemnifying Party.

(d) If the Indemnifying Party disputes the right of the Indemnified Party to indemnification under this Article VII with respect to the Third Party Claim described in a Third Party Claim Notice, then in such event (i) the Indemnified Party may defend the Third Party Claim with counsel of its choice; provided, however, that the Indemnified Party (x) shall diligently defend such Third Party Claim and (y) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed), unless the Indemnified Party will not be seeking indemnification for any amounts paid pursuant to such settlement thereof or for any other consequences (except to the extent such settlement would not prejudice the rights of the Indemnifying Party) and (ii) the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Party and the Indemnified Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(e) A failure to give timely notice or to include any specified information in any notice as provided in Section 7.4(a) or 7.4(b) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice or information was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

7.5 Exclusive Remedy and Release. Except as set forth in Section 5.10, Section 5.13, and Section 8.17 and for claims for fraud, the indemnification and remedies set forth in this Article VII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 7.5 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article VII. EXCEPT WITH RESPECT TO CLAIMS IDENTIFIED IN THE PREVIOUS SENTENCE, BUYER HEREBY WAIVES, RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS,

MANAGERS, MEMBERS, PARTNERS, STOCKHOLDERS, EMPLOYEES OR AGENTS, OR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, OF AND FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, COSTS, EXPENSES, LOSSES OR COMPENSATION WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH BUYER NOW HAS OR MAY HAVE OR WHICH MAY ARISE IN THE FUTURE DIRECTLY OR INDIRECTLY, INCLUDING ANY OF THE FOREGOING THAT IS FROM OR RELATING TO THE POSSESSION, USE, HANDLING, MANAGEMENT, DISPOSAL, INVESTIGATION, REMEDIATION, CLEANUP OR RELEASE OF ANY WASTES OR OTHER SUBSTANCES GOVERNED BY ENVIRONMENTAL LAWS OR ANY ENVIRONMENTAL LAW APPLICABLE THERETO.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer, provided that Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time;

(c) by Seller, if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller, provided that Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time; and

(d) by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by the date that is six months following the date of this Agreement unless the FTC or the DOJ issues a Second Request, in which case Buyer or Seller may only terminate this Agreement pursuant to this Section 8.1(d) if the transactions contemplated hereby have not been consummated by the date that is eight months following the date of this Agreement; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

8.2 Effect of Termination and Actions for Monetary Damages. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party hereto with respect thereto; provided, however, that nothing herein shall relieve any Party from Liability for any material breach hereof by such Party if this Agreement is terminated by the non-breaching Party under Section 8.1(b) or Section 8.1(c), as applicable.

8.3 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Article VII shall inure to the benefit of Buyer Indemnified Parties and Seller Indemnified Parties as provided herein (provided, however, that any claim for indemnity hereunder on behalf of an Indemnified Party must be made and administered by Seller or Buyer).

8.4 Expenses. Except as otherwise expressly provided herein, each Party hereto shall bear all of its legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated hereby.

8.5 Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if by facsimile upon confirmation by the recipient of receipt; or (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), two days after deposited with such service. Addresses for all such notices and communication shall be as follows:

If to the Seller, to:

Atlas Pipeline Mid-Continent LLC

110 W. 7th St., Suite 2300

Tulsa, Oklahoma 74119

Fax: 918-925-3850

Attn: Gerald R. Shrader, Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Attention: Jimmy Vallee

Fax: 832-239-3600

and in the case of Buyer to:

Enbridge Pipelines (Texas Gathering) L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attn: Neal Gerstandt – Director – Business Development

Fax: 713-653-6710

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77001

Attn: Deborah A. Gitomer

Fax: (713) 651-5246

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

8.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.

8.7 Entire Agreement. The Transaction Documents, the documents to be executed thereunder, the exhibits and Schedules attached thereto and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

8.8 Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

8.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller. No supplement, alteration or modification of this Agreement shall be binding unless executed in writing by Buyer and Seller.

8.10 Public Statements. Prior to or after the Closing Date, no Party (or Affiliate thereof) shall issue a press release or other public announcement concerning this Agreement and the transactions contemplated by this Agreement without the prior written consent of Buyer and Seller, except as required by applicable Law or the applicable rules or regulations of any securities exchange or Governmental Authority and after providing Buyer or Seller, as applicable, the opportunity to review such press release or public announcement.

8.11 Assignment. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns, but no Party may assign,

delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party to this Agreement, except as otherwise contemplated in Section 5.8(f).

8.12 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

8.13 Governing Law. This Agreement and the other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the Laws of the State of Delaware, without giving effect to principles of conflicts of law.

8.14 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Chancery Court of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.5 will be deemed effective service of process on such Party.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

8.16 Limitation of Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR ANY INDEMNIFIED PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY BREACH OR ALLEGED BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT), WHETHER SUCH DAMAGES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, INCLUDING DIMINUTION OF VALUE OR DAMAGES DETERMINED AS A MULTIPLE OF INCOME; PROVIDED, HOWEVER, THAT THIS SECTION 8.16 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.

8.17 Specific Enforcement. The Parties acknowledge that, in view of the uniqueness of the Elk City Business and the transactions contemplated hereby, Buyer and Seller will not have an adequate remedy at Law for money damages and will be irreparably damaged in the event that Closing fails to occur, or is rendered incapable of occurring, as a result Seller’s or Buyer’s, as the case may be, breach of any term of this Agreement, and, therefore, the Parties agree that Buyer or Seller, as the case may be, shall be entitled to specific enforcement of the terms hereof to compel Seller or Buyer, as the case may be, to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

8.18 Further Assurances. The Parties shall deliver any and all other instruments or documents and take such other and further action as may be reasonably necessary or appropriate in order to give effect to the terms and provisions of this Agreement.

8.19 Parent Guaranty.

(a) Seller Parent hereby unconditionally and irrevocably guarantees all obligations of Seller now or hereafter existing under this Agreement and the Assignment, including Article VII, and any and all expenses (including reasonable attorneys’ fees and expenses) incurred by Buyer in enforcing any rights under this Agreement (collectively, the “Seller Obligations”). Buyer Parent hereby unconditionally and irrevocably guarantees all obligations of Buyer now or hereafter existing under this Agreement, including Article VII, and any and all expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in enforcing any rights under this Agreement (collectively, the “Buyer Obligations,” and together with the Seller Obligations, as applicable to each respective Party, the “Obligations”). For the purposes of this Section 8.19: (i) the term “Guarantor” shall refer to either Seller Parent or Buyer Parent, as applicable; (ii) the term “Obligor” shall refer to either Seller or Buyer, as applicable; and (iii) the term “Beneficiary” shall mean either Seller or Buyer, as applicable, that is the intended beneficiary of the relevant parent guaranty.

(b) Guarantor guarantees that the Obligations will be performed strictly in accordance with the terms of this Agreement, regardless of any Law, regulation or Order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Obligor with respect thereto. The liability of Guarantor under this Section 8.19 shall be absolute and unconditional irrespective of (i) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, (iii) any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or (iv) any other circumstance which might otherwise constitute a defense available to or a discharge of Obligor or Guarantor.

(c) The guaranty set forth in this Section 8.19 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though such payment had not been made.

Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this guaranty. Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Beneficiary that arise from the existence, payment, performance or enforcement of Guarantor’s respective obligations under this guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Beneficiary against Obligor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this guaranty and the termination date, such amount shall be held in trust for the benefit of Beneficiary, shall forthwith be paid to Buyer to be credited and applied to the Obligations and all other amounts payable under this guaranty, in accordance with the terms of this Agreement and this guaranty, or to be held as collateral for any Obligations or other amounts payable under this guaranty thereafter arising.

(d) The guaranty set forth in this Section 8.19 is a continuing guaranty and shall (i) remain in full force and effect until 15 months following the Closing Date or the termination of this Agreement pursuant to Section 8.1; provided, however, that if Guarantor has been notified in writing of any claims with regard to Obligations prior to such date, it shall remain in full force and effect until discharge or payment in full of, or resolution of the liability for, such Obligations, (ii) be binding upon Guarantor and its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Beneficiary and its successors, transferees and assigns.

(e) Notwithstanding the foregoing, a Guarantor’s aggregate liability under this Section 8.19 shall not exceed the Final Purchase Price.

(f) Each Guarantor hereby makes the same representations set forth in Sections 3.1, 3.3, and 3.4, modified only to reflect the relevant entity type and formation jurisdiction of each such Guarantor. Except as provided in this Section 8.19, the Guarantors are not making any representations, warranties, covenants, or agreements under this Agreement.

(g) Beneficiary agrees that Guarantor shall have no obligation under this Agreement except for the guaranty set forth in this Section 8.19.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

SELLER:

Atlas Pipeline Mid-Continent LLC,
a Delaware limited liability company

By:	/s/ Eugene N. Dubay
Eugene N. Dubay
President & CEO

SELLER PARENT (solely for the purpose of Section 8.19):

Atlas Pipeline Partners, L.P., a Delaware limited partnership

By:	Atlas Pipeline Partners GP, LLC, its general partner

	By:	/s/ Eugene N. Dubay
Eugene N. Dubay
CEO & President

Signature Page to the Securities Purchase Agreement

BUYER:

Enbridge Pipelines (Texas Gathering) L.P., a Delaware limited partnership

By:	Enbridge Holdings (Texas Systems) L.L.C., its general partner

By:	/s/ Terrance L. McGill
Terrance L. McGill
President

BUYER PARENT (solely for the purpose of Section 8.19):

Enbridge Energy Partners, L.P., a Delaware limited partnership

By:	Enbridge Energy Company, Inc, its general partner

By:	/s/ Terrance L. McGill
Terrance L. McGill
President

Signature Page to the Securities Purchase Agreement